Exhibit F

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RICE MIDSTREAM HOLDINGS LLC

a Delaware Limited Liability Company

Dated as of February 22, 2016

Membership interests in Rice Midstream Holdings LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any State. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in this Amended and Restated Limited Liability Company Agreement of Rice Midstream Holdings LLC, as such may be amended or restated from time to time, and applicable federal and state securities laws.

TABLE OF CONTENTS

		Page

ARTICLE 1
DEFINED TERMS

Section 1.1	Definitions	2

ARTICLE 2
FORMATION AND TERM

Section 2.1	Formation	22
Section 2.2	Name	23
Section 2.3	Term	23
Section 2.4	Registered Agent and Office	23
Section 2.5	Principal Place of Business	23
Section 2.6	Qualification in Other Jurisdictions	23

ARTICLE 3
PURPOSE AND POWERS OF THE COMPANY

Section 3.1	Purpose	24
Section 3.2	Powers of the Company	24
Section 3.3	Business Opportunities; No Duty to Provide Information	24

ARTICLE 4
CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS
AND INVESTMENT BALANCES

Section 4.1	Capital Contributions	26
Section 4.2	Member’s Interest	26
Section 4.3	Status of Capital Contributions	27
Section 4.4	Capital Accounts	27
Section 4.5	Capital Accounts Generally	27
Section 4.6	Units	28

ARTICLE 5
MEMBERS, MEETINGS AND AMENDMENTS

Section 5.1	Powers of Members; Limitations of Duties	28
Section 5.2	No Resignation or Expulsion	30
Section 5.3	Additional Members	30
Section 5.4	Confidentiality Obligations of Members	31

ARTICLE 6
MANAGEMENT

Section 6.1	Management under Direction of the Board	32
Section 6.2	Number, Tenure and Qualifications	33
Section 6.3	Votes per Manager; Quorum; Required Vote for Board Action; Meetings of the Board	35
Section 6.4	Power to Bind Company	35
Section 6.5	Liability for Certain Acts	36

i

Section 15.11	Third Party Beneficiaries	74
Section 15.12	Waivers and Consents	74
Section 15.13	Further Assurances	74
Section 15.14	Specific Performance; Availability of Remedies	74
Section 15.15	No Recourse	74
Section 15.16	Special Purpose Entity Covenants, Representation and Warranties	75

EXHIBITS:

Exhibit A	Members and Units
Exhibit B	Form of Board Observer Confidentiality Agreement
Exhibit C	Asset Sale Provisions
Exhibit D	Registration Rights

SCHEDULES:

Schedule 6.11(a)(i) Existing Affiliate Contracts

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

RICE MIDSTREAM HOLDINGS LLC

This Amended and Restated Limited Liability Company Agreement (as amended, modified, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”) of Rice Midstream Holdings LLC, a Delaware limited liability company (the “Company”), is executed and agreed to as of February 22, 2016, by and among Rice Energy Appalachia LLC, a Delaware limited liability company (“Rice”), the Persons listed on the signature page hereto under the caption “Investors” (the “Investors”, and each an “Investor”), and such other Persons who may become Members of the Company from time to time pursuant hereto.

WHEREAS, the Company was registered as a limited liability company under the Act with the Delaware Secretary of State and Rice entered into that certain Limited Liability Company Agreement of the Company dated as of July 30, 2014 (the “Original LLC Agreement”);

WHEREAS, immediately after the execution and delivery of this Agreement, Rice and the Investors will be the only Members of the Company;

WHEREAS, the Company directly and indirectly holds certain equity interests in companies that provide midstream services and engage in other related activities in the oil and gas industry; and

WHEREAS, in accordance with the terms of that certain Securities Purchase Agreement (as amended, modified, supplemented or restated from time to time in accordance with the terms thereof, the “Purchase Agreement”), dated as of the date hereof, by and among the Investors, the Company, and Rice Midstream GP Holdings LP (“GP Holdings”), the Investors are acquiring three hundred seventy five thousand (375,000) Series B Units on the date hereof from the Company, and the Partnership is issuing certain Common Units (as such term is defined in the Partnership Agreement) of GP Holdings and, upon the Company’s request and in accordance with the Purchase Agreement, may acquire additional Series B Units and Common Units after the date hereof.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby adopt this Agreement as the limited liability company agreement of the Company and amend and restate the Original LLC Agreement in its entirety as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions.

Unless the context otherwise requires, the terms defined in this Article 1 will, for the purposes of this Agreement, have the meanings herein specified.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18 101 et seq., as it may be amended from time to time, and any successor statute thereto.

“Additional Closing Tier 1 Connection Triggering Event” has the meaning set forth in Section 6.12(a)(ix).

“Additional Closing Tier 2 Connection Triggering Event” has the meaning set forth in Section 6.12(a)(ix).

“Additional Member” has the meaning set forth in Section 5.3(a).

“Additional MLP Equity Interests” means any Equity Interests in the MLP other than Common Units, Subordinated Units or Incentive Distribution Rights.

“Additional MLP Equity Interest Value” means, as of any date of determination, (i) with respect to any Additional MLP Equity Interests owned by the Company or any of its Subsidiaries having substantially the same rights, preferences and privileges as the Common Units or the Subordinated Units, such Additional MLP Equity Interests shall be assigned the same value as Common Units or Subordinated Units, as the case may be, are assigned in accordance with clauses (A) and (B), respectively, of the definition of “Asset Coverage Ratio” and (ii) with respect to any other Additional MLP Equity Interests, such Additional MLP Equity Interests shall be assigned a value equal to ninety percent (90%) of the product of (A) the VWAP Price of such Additional MLP Equity Interests and (B) the sum of (1) the Company’s Pro Rata Percentage of the number of such Additional MLP Equity Interests owned by GP Holdings and (2) the number of such Additional MLP Equity Interests owned by the Company or its Subsidiaries other than GP Holdings.

“Adjusted Capital Account” means, with respect to any Member, the balance in the Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(a) Credit to the Capital Account any amounts which the Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to the Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account and the definition of “Adjusted Capital Account Deficit” below are each intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Adjusted Capital Account as of the end of the relevant Allocation Period.

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under Common Control with, the specified Person. Notwithstanding anything to the contrary provided herein, for purposes of this Agreement, (i) no Member shall be considered an Affiliate of another Member solely due to its ownership of Interests of the Company, and (ii) no Investor nor any of their respective affiliates shall be considered an Affiliate of the Company. For the avoidance of doubt, the parties to this Agreement acknowledge and agree that the Company is an Affiliate of GP Holdings and Rice as of the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Allocation Period” means (a) the period beginning on the date hereof and ending on December 31, 2016, (b) any subsequent 12-month period commencing on January 1 and ending on December 31, and (c) any portion of the periods described in clauses (a) and (b) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article 9.

“Annual Budget” means an operating expenditure oversight budget of the Company with respect to a Fiscal Year that has been approved by the Board.

“Annual Financial Statements” has the meaning set forth in Section 10.3(a).

“Approved Budget” has the meaning set forth in Section 6.15(a).

“Approved Contracts” means (a) any contract that the Company or any of its Subsidiaries is bound by as of the date that the Series B Members become entitled to designate a Series B Manager pursuant to Section 6.12(b)(v), (b) any other contract that the Board together with the Series B Manager expressly approves after the date that the Series B Members become entitled to designate a Series B Manager pursuant to Section 6.12(b)(v), including any contract that is expressly referenced in an Approved Budget, and (c) any contract with an Independent Third Party that contains reasonable and customary terms, in each case to the extent reasonably necessary for the Company or any of its Subsidiaries to enter into to avoid the Company or any of its Subsidiaries defaulting under any contract that is an “Approved Contract” pursuant to either the foregoing clause (a) or clause (b).

“Asset Coverage Ratio” means, as of any time of determination, the ratio of

(i) the sum of

(A) ninety percent (90%) of the product of (1) the VWAP Price in respect of Common Units and (2) the sum of (x) the Company’s Pro Rata Percentage of the number of Common Units owned by GP Holdings and (y) the number of Common Units owned by the Company or its Subsidiaries other than GP Holdings, plus

(B) eighty-five percent (85%) of the product of (1) the VWAP Price in respect of Common Units and (2) the Company’s Pro Rata Percentage of the number of Subordinated Units owned by GP Holdings, plus

(C) (1) prior to a GP Holdings Public Offering, the greater of the Company’s Pro Rata Percentage of (w) $50,000,000 and (x) eighty (80), multiplied by the distributions actually received from the MLP in respect of the Incentive Distribution Rights with respect to the most recent fiscal quarter in which distributions were paid by the MLP to its limited partners and (2) following a GP Holdings Public Offering, 90% of the product of (y) the VWAP Price of the Equity Interests of the GP IPO Issuer and (z) the number of Equity Interests of the GP IPO Issuer owned by the Company or its Subsidiaries, plus

(D) the Retained Midstream Asset Value, plus

(E) the Additional MLP Equity Interest Value, minus

(F) Net Debt (the sum of clauses (A) through (E) minus (F), the “Net Asset Value”);

divided by

(ii) the aggregate Liquidation Preference of all issued and outstanding Series B Units;

provided, that following a GP Holdings Public Offering, the amounts attributable to clauses (A)(2)(x) and (B)(2) above shall be zero.

“Assumed Tax Liability” has the meaning set forth in Section 8.5(a).

“Bipartisan Budget Act of 2015” means Title XI of the Bipartisan Budget Act of 2015 and any related provisions of law, court decisions, regulations or administrative guidance.

“Board” has the meaning set forth in Section 6.1.

“Board Designee” means, with respect to any Member(s), any Manager designated by such Member(s). For purposes of this definition, as long as Rice and its Affiliates own a majority of the issued and outstanding Series A Units, each Manager designated by the holders of the Series A Units will be deemed to be designated by Rice.

“Board Observer” has the meaning set forth in Section 6.2(b).

“Board Observer Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Board Rights Termination Date” has the meaning set forth in Section 6.2(b).

“Budget Rejection Notice” has the meaning set forth in Section 6.15(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed in the State of Texas or New York.

“Business Opportunity” has the meaning set forth in Section 3.3(b).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Section 4.4.

“Capital Call” means a call or request for additional capital in writing (which may include electronic mail) delivered by the Board on behalf of the Company to a Member, specifying the amount of capital requested to be contributed by such Member in accordance with the terms of this Agreement and the Purchase Agreement, if applicable.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash and the Gross Asset Value of any property other than cash contributed to the Company pursuant to Article 4 by such Member; provided that the amount of the Capital Contribution made by a Member with respect to a Series B Unit (other than a Payment in Kind Series B Unit) shall be an amount equal to the Series B Purchase Price of such Series B Unit. Any reference in this Agreement to a Capital Contribution of a Member will include a Capital Contribution contributed by its predecessors in interest.

“Cash Equivalents” has the meaning set forth in the Credit Facility as in effect on the date hereof.

“Certificate” means the Certificate of Formation of the Company filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act on August 5, 2014, and any and all amendments thereto and restatements thereof.

“Change in Control” means:

(a) Any Person, entity or “group” (within the meaning of Section 13d or 14d of the Exchange Act), other than the Permitted Investors or the Permitted Control Group (or any intermediate companies owned, directly or indirectly, by the Permitted Investors or the Permitted Control Group), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of voting power of the outstanding Equity Interests of REI having more than the greater of (i) 35% of the ordinary voting power for the election of directors of REI and (ii) the percentage of ordinary voting power for the election of directors of REI owned in the aggregate, directly or indirectly, beneficially, by the Permitted Investors or the Permitted Control Group;

(b) At any time Continuing Directors shall not constitute at least a majority of the board of directors of REI;

(c) REI shall fail to own beneficially (which may be either directly or indirectly), or to have the power to vote or direct the voting of, Equity Interests representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company;

(d) the sale of all or substantially all of the assets of the Company to an Independent Third Party; or

(e) an MLP Change in Control.

“Change in Control Call Notice” has the meaning set forth in Section 7.2(c).

“Change in Control Put Notice” has the meaning set forth in Section 7.2(b).

“Claims” has the meaning set forth in Section 6.5(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

“Commitment Fee Triggering Event” has the meaning set forth in Section 6.12(a)(x).

“Common Units” has the meaning set forth in the MLP Agreement.

“Company” has the meaning set forth in the preamble.

“Company Leverage Triggering Event” has the meaning set forth in Section 6.12(a)(vi).

“Company Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704 2(d).

“Confidential Information” means all information provided to a Member or its Representatives by or on behalf of the Company or its Representatives, including all information, data, reports, interpretations, contract terms and conditions, forecasts and records containing or otherwise reflecting information concerning the Company, or its Affiliates, potential counterparties or customers or their Affiliates, potential projects, business plans or proposals, market or economic data, identities of actual or potential counterparties or customers, designs, concepts, trade secrets and other business, operational or technical information (irrespective of the form of communication of such information) and together with analyses, compilations, studies or other documents, whether prepared by or on behalf of a Member or its Representatives, to the extent they contain or otherwise reflect such information (irrespective of the form of communication of such information). Notwithstanding the foregoing, Confidential Information does not include the following: (a) information which at the time of disclosure by or on behalf of the Company is publicly available or which later becomes publicly available through no act or omission of the disclosing Member or its Representatives in violation of this Agreement; (b) information which was in the possession of a Member holding Series B Units or its Representatives prior to disclosure by or on behalf of the Company hereunder, provided that the source of such information was not known by such Member or its Representatives, after reasonable inquiry, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or its Representatives; (c) information received by a Member or its Representatives from a third party, provided that such Member holding Series B Units or its Representatives, after reasonable inquiry, does not know that either (i) such information was provided to such Member or its Representatives on a confidential basis or (ii) such third party is prohibited from transmitting the information by a contractual, legal or fiduciary obligation; (d) information which was independently developed by a Member or its Representatives or for their benefit and which was not derived or obtained, in whole or in part, from or by reference to Confidential Information or from the Company or its Representatives hereunder; or (e) information relating to the tax structure or tax treatment of transactions contemplated by this Agreement.

“Consolidated Net Income” means, with respect to any specified Person and its consolidated Subsidiaries for any period, the net income (or loss) of such Person and its Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (1) the net income of any Person in which the specified Person or any such Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the specified Person and its consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the specified Person or to such a consolidated Subsidiary, as the case may be; (2) the net income (but not loss) during such period of any consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or governmental requirement applicable to it or is otherwise restricted or prohibited, in each case as determined in accordance with GAAP; (3) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (4) any extraordinary gains or losses during such period; (5) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; (6) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns, and (7) any non-cash compensation charge arising from any grant or vesting of stock, stock options or other equity-based awards.

“Consolidated Total Funded Debt” has the meaning ascribed to such term in the Credit Facility as in effect on the date hereof.

“Consolidated Total Leverage Ratio” has the meaning ascribed to such term in the Credit Facility as in effect on the date hereof. For purposes of calculating the Consolidated Total Leverage Ratio herein, defined terms used in the definition of Consolidated Total Leverage Ratio shall also have the meaning set forth in the Credit Facility as in effect on the date hereof.

“Continuing Director” means, at any date, an individual (a) who is a director of REI on the date of this Agreement, (b) who, as of the date of determination has been a director of REI for at least the twelve preceding months, (c) who has been nominated to be a director of REI, directly or indirectly, by a Permitted Investor or Persons nominated by a Permitted Investor or (d) who has been nominated or designated to be a director of REI by a majority of the other Continuing Directors then in office.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with,” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Coverage Ratio Triggering Event” has the meaning set forth in Section 6.12(a)(vii).

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member; a Manager; any Affiliate of a Member or a Manager; any officers of the Company, whether or not such officers are employees of the Company; any officers, directors, members, managers, stockholders, partners, employees, representatives or agents of any Manager or Member, or of any of their respective Affiliates; any employee or agent of the Company or its Affiliates; and any Tax Matters Member of the Company.

“CP Index” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, or, if such index is discontinued, any successor or substitute index, which, in the Board’s reasonable opinion, is most nearly equivalent to such index.

“Credit Facility” means that certain Credit Agreement, dated as of December 22, 2014, among the Company, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties party thereto, as amended, supplemented or restated from time to time.

“D&O Insurance” has the meaning set forth in Section 6.5(b).

“Debt” for any Person means, without duplication, all obligations of such Person: (a) for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments; (b) to pay the deferred purchase price of Property; (c) that are recorded as capital leases on the balance sheet of such Person in accordance with GAAP as in effect on the date hereof; (d) for any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; or (e) under guarantees in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above. Notwithstanding the foregoing, “Debt” shall not include (x) intercompany Debt owing by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, in each case other than Debt owed to any Subsidiaries that are not wholly-owned by Affiliates of the Company, (y) obligations with respect to surety, performance or appeal bonds and similar instruments or (z) trade accounts and other similar accounts that are payable no later than 120 days after invoice.

“Default Rate” means ten (10%) per annum; provided that if a Triggering Event (other than a Tier 1 Connection Triggering Event or a Commitment Fee Triggering Event) continues to exist uncured for six (6) months following the first occurrence of any such Triggering Event, the Default Rate shall be twelve percent (12%) per annum from and after such six (6) month anniversary of the date on which such a Triggering Event was first in effect until the date on which no such Triggering Event exists; provided, further that notwithstanding the foregoing in the case of a Redemption Triggering Event or a Tier 2 Connection Triggering Event the Default Rate shall be twelve percent (12)% per annum.

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Period and in a manner consistent with the methodologies employed by Rice or otherwise determined by the Board; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation for such Allocation Period will equal the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2); and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Rate” means eight percent (8%) per annum.

“DIP Proposal” has the meaning set forth in Section 7.7(a).

“Disqualified Transferee” means any Person that (i) directly, or indirectly through one or more Affiliates, actively engages in, or is reasonably expected to actively engage in the exploration, development, production, gathering, processing, storing, transporting or marketing of oil, natural gas or natural gas liquids in the Appalachian basin, (ii) is not an Accredited Investor or (iii) is not a “qualified purchaser” under the Investment Company Act of 1940, as amended.

“Distribution Date” has the meaning set forth in Section 8.2(a)(ii).

“Drop Down Disposition” means any disposition by the Company or any of its Subsidiaries (other than the MLP or its Subsidiaries) of any Equity Interests in any Subsidiary of the Company or all or any portion of the assets of the Company or any of its Subsidiaries (other than the MLP or its Subsidiaries), in each case to the MLP or any of its Subsidiaries.

“Early Redemption Price” means with respect to each Series B Unit, as of any date of determination, an amount equal to the sum of (a) the Stated Value plus (b) any distributions that have accrued but have not been paid on such Series B Unit as of the date of determination plus (c), if the date of determination is prior to February 22, 2019 all distributions that would accrue under Section 8.2 following the date of determination through such date.

“EBITDA” means, with respect to a specified Person and its consolidated Subsidiaries for any period, the sum of (a) Consolidated Net Income for such period plus (b) the following expenses or charges to the extent deducted in calculating such Consolidated Net Income: (i) interest expense, (ii) income taxes (however denominated), (iii) depreciation, (iv) amortization, (v) transaction costs, expenses and charges with respect to the acquisition or disposition of property, not to exceed $500,000 in the aggregate in any fiscal year, and (vi) all other noncash charges, minus (c) all noncash income added to Consolidated Net Income. For the purposes of calculating EBITDA for any period, if at any time during a period for which the Company is calculating Retained Midstream EBITDA, the Company or the MLP, as applicable, shall have made any Material Disposition or Material Acquisition, the EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period in the reasonable discretion of the Board. The terms “Material Acquisition” and “Material Disposition” have the meanings ascribed to such terms in the Credit Facility or the MLP Credit Facility, as applicable, each as in effect on the date hereof.

“Economic Risk of Loss” has the meaning assigned to such term in Treasury Regulations Section 1.752-2(a).

“Emergency” means a sudden and unexpected event (including, for the avoidance of doubt, any release or threatened release of hazardous substances into the environment or events necessitating a repair) that causes, or risks causing imminent, (i) substantial damage to any of the assets or properties of the Company or the property of any other Person, (ii) death of or injury to any person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (iv) safety concerns associated with continued operations of the Company’s or any of its Subsidiaries’ assets and properties or (v) non-compliance with any law.

“Equity Interests” means: (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event; and (c) any warrant, option, subscriptions, calls, commitments or other right (contingent or otherwise) of any kind or character relating to, or entitling any Person to acquire any of the foregoing.

“Excepted Liens” has the meaning ascribed to the term “Permitted Liens” in the Credit Facility as in effect on the date hereof; provided that whenever a Replacement Credit Facility is in effect, the term “Obligations” as used in the Credit Facility on the date hereof with respect to such “Excepted Liens” shall also be deemed to include the indebtedness and obligations under or in connection with such Replacement Credit Facility.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.

“Fiscal Year” means (a) the period commencing on January 1, 2016 and ending on December 31, 2016 and (b) any subsequent 12 month period commencing on January 1 and ending on December 31.

“GAAP” means generally accepted accounting principles in the United States.

“GP Holdings” has the meaning set forth in the recitals.

“GP Holdings Public Offering” has the meaning ascribed to the term “Qualified Public Offering” in the Partnership Agreement.

“GP Holdings Put Payment” means the payment of the Minimum Investor Return (as defined in the Partnership Agreement) to the Investor Partners (as defined in the Partnership Agreement) as and when such payment shall become due as required by Section 7.9(a) or Section 7.9(b) of the Partnership Agreement.

“GP IPO Issuer” has the meaning ascribed to the term “IPO Issuer” in the Partnership Agreement.

“GP Put Deficiency Amount” means, at any time of determination, the difference between (i) the applicable Minimum Investor Return (as defined in the Partnership Agreement) and (ii) the aggregate amount of distributions paid by the Partnership to the holders of Investor Common Units in satisfaction of amounts owed in connection with the applicable GP Put Triggering Event; provided that if such amount is greater than fifty million dollars ($50,000,000), then the “GP Put Deficiency Amount” shall be fifty million dollars ($50,000,000); provided, further, that in the event of a GP Put Triggering Event arising pursuant to Section 7.9(b) of the Partnership Agreement that also constitutes a Change in Control (as defined in the Credit Facility or a Replacement Credit Facility, as applicable) the foregoing cap of fifty million dollars ($50,000,000) shall not apply.

“GP Put Triggering Event” has the meaning set forth in Section 6.12(a)(v).

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset, as reasonably agreed to by the contributing Member and the Board;

(b) the Gross Asset Value of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Board in good faith, in connection with: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or in exchange for the performance of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704 1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code); (iv) the issuance of a Noncompensatory Option; or (v) any other event to the extent determined by the Board to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that in the event of the issuance of an Interest in the Company pursuant to the exercise of a Noncompensatory Option where the right to share in Company capital represented by the interest differs from the consideration paid to acquire and exercise the Noncompensatory Option, the Gross Asset Value of each Company asset immediately after the issuance of the interest will be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to the Company asset and the Capital Accounts of the Members will be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and provided further, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence will be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Noncompensatory Options are outstanding upon the occurrence of an event described in this subparagraph (b)(i) through (b)(v), the Company will adjust the Gross Asset Values of its assets in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of such asset on the date of distribution, as determined by the Board and the distributee Member; and

(d) the Gross Asset Value of Company assets will be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Gulfport Agreements” means (i) the Gulfport LLCA and (ii) the Gulfport Gas Gathering Agreement.

“Gulfport Gas Gathering Agreement” means that certain Gathering Agreement, dated as of February 1, 2016, by and among Gulfport Energy Corporation, Rice Olympus Midstream LLC and Strike Force Midstream LLC.

“Gulfport LLCA” means that certain Amended and Restated Limited Liability Company Agreement of Strike Force Midstream LLC, dated as of February 1, 2016, by and among Strike Force Midstream Holdings LLC and Gulfport Midstream Holdings, LLC.

“Hard Asset Coverage Ratio” means, as of any time of determination, the ratio of (i) (A) Retained Midstream Asset Value minus (B) Net Debt divided by (ii) the aggregate Liquidation Preference of all issued and outstanding Series B Units.

“HSR Act” means the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” has the meaning set forth in Section 12.6.

“Indemnitor” has the meaning set forth in Section 12.6.

“Independent Third Party” means, with respect to any Person, any Person who is not an Affiliate of such Person.

“Initial Closing Tier 1 Connection Triggering Event” has the meaning set forth in Section 6.12(a)(ix).

“Initial Closing Tier 2 Connection Triggering Event” has the meaning set forth in Section 6.12(a)(ix).

“IRR” shall mean the annualized internal rate of return calculated at the applicable time using the “XIRR” function on Microsoft Excel (or any other acceptable spreadsheet program approved by the Board), with an array of values, with expenditures by the Company (or its Subsidiaries) of the applicable project being negative values and payments received by the Company (or its Subsidiaries) as positive values and netting all such expenditures and payments that are paid or received on the same date and assuming the net value is paid or received, as applicable, on such date (provided that where the exact amount of a value or the applicable date is not known at the time of calculation, a reasonable estimate of such value or date, as determined by the Persons preparing the applicable model at the time of calculation, may be used); provided that IRR shall be calculated (i) on an unlevered basis, and (ii) without any adjustments for state and federal income taxes.

“Interest” means the ownership interest of a Member (or other holder of Units if such holder is not a Member) in the Company, including the Units, the rights to distributions (liquidating or otherwise) derived therefrom, allocations, notices and information, rights to approve of or consent to certain matters (if applicable) and all other rights, benefits and privileges enjoyed by that Member or other holder of units (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member or holder of Units; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member or holder of Units.

“Investor Common Units” has the meaning set forth in the Partnership Agreement.

“Investor Confidential Information” has the meaning set forth in Section 5.4(b).

“Investor Partner” has the meaning set forth in the Partnership Agreement.

“Investors” has the meaning set forth in the preamble.

“IPO Issuer” means (a) the Company or (b) any Affiliate of the Company formed to directly or indirectly own the Company or substantially all of the assets of the Company that will be the issuer in a Qualified Public Offering.

“IPO Repurchase Notice” has the meaning set forth in Section 7.2(d).

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude, pledge, charge, security interest, claim, preemptive right, preferential purchase right or other encumbrance of any kind in respect of such asset.

“Liquidating Trustee” has the meaning set forth in Section 13.4(a).

“Liquidation Preference” means, with respect to a Series B Unit, the sum of (i) the Stated Value plus (ii) the aggregate amount of all distributions (expressed in dollars) that have accrued but have not been paid with respect to such Series B Unit.

“Lock-Up Period” means the period of time beginning on the date of this Agreement and ending on February 22, 2019.

“Manager” has the meaning set forth in Section 6.1.

“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement and any Person admitted as a Member or an Additional Member pursuant to the provisions of this Agreement, in such Person’s capacity as a Member of the Company, and “Members” means two or more of such Persons, in their capacities as Members of the Company. Such terms do not include any Person or Persons who have ceased to be Members in the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704 2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704 2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(1).

“Midstream Business” means any business activity in North America that is generally considered in the oil and gas industry to be part of the “midstream sector,” including the development, construction, ownership, operation or acquisition of assets for (i) the gathering, processing, storing, transporting and marketing of hydrocarbons (including oil, natural gas and natural gas liquids), including hydrocarbon terminals, hydrocarbon storage complexes, hydrocarbon gathering and transload facilities, pipeline, platform, dehydration, distillation, stabilization, fractionation, processing, treating, compression and similar systems, facilities, and related infrastructure, and other facilities for the refining, gathering, transporting (by barge, pipeline, rail, ship, truck or other mode of transportation), terminaling, storing, processing, treating, compressing, dehydrating, blending, fractionating, pumping, and otherwise handling of hydrocarbons, and (ii) the provisions of water services in the production of hydrocarbons, including fresh water delivery, produced water handling, recycling, disposal, treatment, transportation, and storage of water, including pipeline, storage, trucking facilities and similar systems.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulations Section 1.704-2(d).

“MLP” means Rice Midstream Partners LP, a Delaware limited partnership.

“MLP Acquisition Period” has the meaning ascribed to the term “Acquisition Period” in the MLP Credit Facility as in effect on the date hereof.

“MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP, dated as of December 22, 2014, as may be amended, modified, supplemented or waived from time to time.

“MLP Change in Control” means any Person, entity or “group” (within the meaning of Section 13d or 14d of the Exchange Act), shall at any time have acquired the right to appoint more directors to the board of directors of the MLP General Partner than the Company and its Affiliates.

“MLP Consolidated Total Leverage Ratio” has the meaning ascribed to the term “Consolidated Total Leverage Ratio” in the MLP Credit Facility as in effect on the date hereof. For purposes of calculating the Consolidated Total Leverage Ratio herein, (i) defined terms used in the definition of Consolidated Total Leverage Ratio in the MLP Credit Facility shall also have the meanings set forth in the MLP Credit Facility as in effect on the date hereof; provided that the term Consolidated Total Funded Debt as used in the MLP Credit Facility as in effect on the date hereof shall include the aggregate liquidation preference of all issued and outstanding preferred Equity Interests in the MLP.

“MLP Covenant Changeover Date” has the meaning ascribed to the term “Covenant Changeover Date” in the MLP Credit Facility as in effect on the date hereof.

“MLP Credit Facility” means that certain Credit Agreement, dated as of December 22, 2014, by and among the MLP, Rice Midstream OpCo LLC, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties party thereto, as amended, supplemented or restated from time to time.

“MLP Entities” means the MLP General Partner, the MLP and each of their respective Subsidiaries.

“MLP General Partner” means Rice Midstream Management LLC or any successor general partner of the MLP.

“MLP Leverage Triggering Event” has the meaning set forth in Section 6.12(a)(viii).

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Asset Value” has the meaning set forth in the definition of “Asset Coverage Ratio.”

“Net Debt” means, as of any date of determination, the sum of (i) the value of all Debt of the Company that constitutes Consolidated Total Funded Debt, minus (ii) the value of all cash and Cash Equivalents of the Company.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulations Section 1.704-2(b).

“Original LLC Agreement” has the meaning set forth in the recitals.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Rice Midstream GP Holdings LP, dated as of the date hereof, by and among Rice Midstream GP Management LLC, the Company and the Investors, as may be amended, modified, supplemented or waived from time to time.

“Partnership Representative” has the meaning set forth in Section 11.4(d).

“Payment in Kind” has the meaning set forth in Section 8.2(a)(iii).

“Permitted Company Debt” means any Debt that the Company or its Subsidiaries would be permitted to incur, create, assume or suffer to exist pursuant to Section 9.02(b) or Section 9.02(e) of the Credit Facility as in effect on the date hereof.

“Permitted Control Group” means the “group” within the meaning of Section 13(d) or 14(d) of the Exchange Act comprised of the parties (other than REI) to that certain Stockholders Agreement, dated as of January 29, 2014 (without giving effect to any subsequent amendments, joinders or modifications thereto); provided that such “group” shall cease to be the “Permitted Control Group” if at any time the “ANR Entities” as defined in such agreement acquire, in the aggregate, direct or indirect beneficial ownership of a percentage of ordinary voting power of the outstanding Equity Interests of REI for the election of directors of REI that is greater than the percentage of the ordinary voting power for the election of directors of REI owned in the aggregate, directly or indirectly, beneficially, by the Permitted Investors.

“Permitted Investors” means collectively, (a)(i) Rice Energy Irrevocable Trust, a Massachusetts trust, and (ii) Daniel J. Rice III and his spouse, the descendants of Daniel J. Rice III and their spouses, and any executor or personal representative of, or trust for the benefit of, or limited liability company, corporation or partnership owned (80% or more) by, any of the foregoing and (b) (i) NGP RE Holdings, L.L.C., a Delaware limited liability company, (ii) NGP RE Holdings II, L.L.C., a Delaware limited liability company, and (iii) any investment fund (or Affiliate thereof) managed by NGP Energy Capital Management, L.L.C., a Texas limited liability company (but not any portfolio company of any such fund).

“Permitted Transfers” has the meaning set forth in Section 7.1(a).

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“PIK Period” has the meaning set forth in Section 8.2(a)(iii).

“Profits” and “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value”, the amount of such adjustment will be taken into account as gain (if the adjustment increases the Gross Asset Value of the Company asset) or loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of “Depreciation”;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and will be taken into account for purposes of computing Profits or Losses; and

(g) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 9.2 or Section 9.3 will not be taken into account in computing Profits or Losses.

“Property” means all of the assets and property now owned or hereafter acquired by the Company.

“Proposed Budget” has the meaning set forth in Section 6.15.

“Pro Rata Percentage” has the meaning set forth in the Partnership Agreement.

“Purchase Agreement” has the meaning set forth in the recitals.

“Qualified Public Offering” means any underwritten initial public offering by the IPO Issuer of Equity Interests pursuant to an effective registration statement under the Securities Act and for which aggregate cash proceeds to be received by the IPO Issuer from such offering (without deducting underwriting discounts, expenses and commissions) are at least fifty million dollars ($50,000,000).

“Quarterly Financial Statements” has the meaning set forth in Section 10.3(b).

“Redemption Triggering Event” has the meaning set forth in Section 6.12(a)(iv).

“Regulatory Allocations” has the meaning set forth in Section 9.3.

“REI” means Rice Energy Inc., a Delaware corporation.

“REI Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of April 10, 2014, among Rice Energy Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto, as amended, supplemented or restated from time to time.

“Replacement Credit Facility” means a credit facility which provides for revolving loans to the Company and is established among the Company and one or more commercial banks and other commercial lenders in replacement of the current Credit Facility, which credit facility shall be on terms which are generally considered market for a company similarly situated to the Company as determined by the Board; provided that, any such credit facility (i) shall not in any way limit or restrict the payment of distributions and redemption of the Series B Units in accordance with the terms of this Agreement, including Sections 6.12, 7.2, 8.2, 8.5 and 13.4 hereof, to a greater extent than the limitations in the Credit Facility as of the date hereof, (ii) shall not provide that GP Holdings or Strike Force Midstream LLC shall be restricted subsidiaries of the Company, (iii) shall allow the asset sale provisions set forth in Exhibit C attached hereto, (iv) shall permit the Company to make distributions of any Voluntarily Deferred Payments to the Series B Members at any time without requiring the lenders’ consent; provided that at the applicable time the Company satisfies (or would satisfy on a pro forma basis after giving effect to any such proposed distribution) the same conditions under such credit facility for a permitted distribution made by the Company in the ordinary course in accordance with Section 8.2, and (v) must be approved by Requisite Member Approval if immediately after giving effect to such credit facility there would be any Voluntarily Deferred Payments outstanding.

“Representatives” means (a) with respect to the Company, any of: (i) the Company’s Affiliates; and (ii) directors, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of the Company and the Company’s Affiliates and (b) with respect to a Member, any of: (i) such Member’s Affiliates; (ii) directors, officers, managers, employees, members, stockholders, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of the Member and the Member’s Affiliates; and (iii) Persons who are (or are in discussions to become) beneficial owners of equity interests in such Member or the Company.

“Repurchase Notice” has the meaning set forth in Section 7.2(e).

“Required Wells” means as of the date of determination, the number of wells that is the sum of (i) 34 plus (ii) (A) .0907 multiplied by (B) all additional funds contributed after the date hereof by the Investors to the Company or the Partnership in connection with Additional Closings (as defined in the Purchase Agreement) divided by (C) 1,000,000.

“Requisite Member Approval” means the approval of the Members that hold a majority of the issued and outstanding Series B Units.

“Reserved Information” has the meaning set forth in Section 10.2.

“Restricted Business Opportunity” has the meaning set forth in Section 3.3(b).

“Retained Midstream Asset Value” means, as of any time of determination, the product of (a) Retained Midstream EBITDA and (b) the multiple set forth below for the year in which the applicable time of determination occurs:

Year	Multiple
2016	40.0
2017	40.0
2018	36.0
2019	32.0
2020	28.0
2021 and thereafter	24.0

“Retained Midstream EBITDA” means as of any date of determination, an amount equal to (i) EBITDA of the Company and its consolidated Subsidiaries for the most recently completed fiscal quarter for which Quarterly Financial Statements are available, which, for the avoidance of doubt, shall not include the amount of EBITDA for such period attributable to cash distributions received by the Company or any of its Subsidiaries in respect of Common Units, Subordinated Units, the Incentive Distribution Rights, MLP Additional Equity Interests or, following a GP Holdings Public Offering, any Equity Interests in the GP IPO Issuer, less (ii) solely to the extent such amount is included in EBITDA of the Company and its consolidated Subsidiaries, EBITDA of the MLP and its consolidated Subsidiaries; provided that if at any time the Company directly or indirectly owns Equity Interests in a Person that is not a consolidated Subsidiary of the Company (other than the MLP Entities and a Person in which the Company indirectly owns an Equity Interest solely by means of the Company’s ownership of Equity Interests in the MLP), Retained Midstream EBITDA shall include (A) if the remaining Equity Interests in such Person are owned directly or indirectly by the MLP, an amount equal to (1) the fraction, expressed as a percentage, of Equity Interests in such Person that are directly or indirectly wholly owned by the Company multiplied by (2) the EBITDA attributable to such Person and its consolidated Subsidiaries, or (B) if the remaining Equity Interests in such Person are not owned directly or indirectly by the MLP, an amount equal to the sum of all distributions of cash or cash equivalents received from such Person by the Company or its Subsidiaries (other than the MLP Entities) during such period of determination. For the avoidance of doubt with respect to this definition, EBITDA of a Person and its consolidated Subsidiaries shall not include amounts that would be attributed to noncontrolling interests in such consolidated Subsidiaries in accordance with GAAP.

“Rice” has the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended, supplemented or restated from time to time and any successor statutes thereto.

“Series A Member” means any Member holding Series A Units with regard to such Person’s particular Interest designated by Series A Units.

“Series A Unit” means a Unit representing a fractional part of an Interest and having the rights and obligations associated with Series A Units as described herein.

“Series A Percentage Interest” means, with respect to a Member, the number expressed as a percentage equal to (a) the number of Series A Units held by such Member divided by (b) the number of all Series A Units that are issued and outstanding, in each case as of the relevant time of determination.

“Series B Manager” has the meaning set forth in Section 6.2(a)(ii).

“Series B Member” means any Member holding Series B Units with regard to such Person’s particular Interest designated by Series B Units.

“Series B Percentage Interest” means, with respect to a Member, the number expressed as a percentage equal to (a) the number of Series B Units held by such Member divided by (b) the number of all Series B Units that are issued and outstanding, in each case as of the relevant time of determination.

“Series B Purchase Price” means, with respect to a Series B Unit, the Initial Series B Purchase Price (as such term is defined in the Purchase Agreement) or the Additional Series B Unit Purchase Price (as such term is defined in the Purchase agreement), as applicable, paid for such Series B Unit.

“Series B Unit” means a Unit representing a fractional part of an Interest and having the rights and obligations associated with Series B Units as described herein.

“Series B Unit Distributions” has the meaning set forth in Section 8.2(a).

“Stated Value” means with respect to each Series B Unit, an amount equal to $1,000.

“Subordinated Units” has the meaning set forth in the MLP Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) any limited liability company, partnership (whether general or limited), association or other business entity, of which a majority of the partnership or other similar ownership interests thereof (or such ownership interests in the general partner in the case of a limited partnership) is at the time of determination owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons (i) will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, (ii) is or controls the managing member or general partner of such limited liability company, limited partnership, association or other business entity or (iii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Board” has the meaning set forth in Section 6.2(b).

“Tax Distribution Date” has the meaning set forth in Section 8.5(a).

“Tax Matters Member” has the meaning set forth in Section 11.4(a).

“Tier 1 Connection Triggering Event” has the meaning set forth in Section 6.12(a)(ix).

“Tier 2 Connection Triggering Event” has the meaning set forth in Section 6.12(a)(ix).

“Tier 1 Distribution Triggering Event” has the meaning set forth in Section 6.12(a)(i).

“Tier 2 Distribution Triggering Event” has the meaning set forth in Section 6.12(a)(ii).

“Tier 3 Distribution Triggering Event” has the meaning set forth in Section 6.12(a)(iii).

“Transaction Documents” has the meaning set forth in Section 5.1(c).

“Transfer” means, with respect to any Interest or other Equity Interest, any direct or indirect transfer, assignment, sale, conveyance, license, lease, or partition of such interest, pledge, mortgage, exchange, hypothecation, gift, grant of a security interests or other direct or indirect disposition or encumbrance (whether with or without consideration) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Interests is transferred or shifted to another Person, including any of the foregoing which occurs by operation of law or any “involuntary transfer” such as a sale of any part of such interest therein in connection with any bankruptcy or similar insolvency proceedings, or any other disposition of such interest. Notwithstanding the foregoing, the direct or indirect transfer of Equity Interests in REI shall not constitute a “Transfer” of an Interest in the Company or its Subsidiaries.

“Transferee” means a Person who receives all or a part of a Member’s Interest through a Transfer.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Triggering Event” has the meaning set forth in Section 6.12(a).

“Units” means the Series A Units, the Series B Units and any other units created after the date hereof in accordance with the terms and conditions herein representing a fractional part of the Interests of all of the Members.

“Voluntarily Deferred Payments” means, in respect of any date of determination, the aggregate amount of cash, if any, equal to (a) the amount of any unpaid distributions that both (i) were required to be paid by the Company to the holders of Series B Units in accordance with Section 8.2, but that were not timely paid by the Company (taking into account any applicable cure periods) and (ii) that the Company was permitted under the Credit Facility or a Replacement Credit Facility to pay to the holders of Series B Units at the time such distributions were initially due and payable under Section 8.2, plus (b) any unpaid interest that has accrued on such unpaid distributions and is due and payable in accordance with this Agreement. For the avoidance of doubt, (x) Voluntarily Deferred Payments will be reduced by any amounts of cash that have been paid by the Company to the holders of Series B Units with respect to such distributions and interest prior to any time of determination, and (y) nothing in this definition shall limit the obligations of the Company to timely pay all amounts that are due to the holders of Series B Units in accordance with Section 8.2.

“VWAP Price” means, in respect of any date of determination and in respect of an Equity Interest, the volume weighed average price of such security on the New York Stock Exchange for the 30 trading days immediately preceding the date of determination (or applicable shorter portion thereof, in the event of a date of determination prior to the 30th trading day following a GP Holdings Public Offering); provided that (x) if such security is not listed on the New York Stock Exchange as of such day, the price of such security on the principal other United States national or regional securities exchange on which such security is then listed shall be used to determine the VWAP Price or (y) if such security is not then listed on a United States national or regional securities exchange, the price of such security on the principal other market on which such security is then listed or admitted for trading shall be used to determine the VWAP Price or (z) if such security is not then listed or admitted for trading on any market, the fair market value of such security.

ARTICLE 2

FORMATION AND TERM

Section 2.1 Formation.

(a) The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate by an authorized person and is being continued pursuant to the terms of this Agreement.

(b) The names and mailing addresses of each Member are set forth on Exhibit A and the initial capital accounts have been provided to each of the initial Members prior to or on the date hereof. The Board will cause Exhibit A to be updated, from time to time, as may be necessary to accurately reflect the information therein. Any amendment or revision to Exhibit A made in accordance with this Section 2.1(b) will not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit A will be deemed to be a reference to Exhibit A, as amended, revised and in effect from time to time.

Section 2.2 Name. The business and affairs of the Company will be conducted under the name “Rice Midstream Holdings LLC” and such name will be used at all times in connection with the Company’s business and affairs, except to the extent the Board agrees to the use by the Company of assumed names or other trade names or fictitious names. The Company’s Managers or officers will execute such assumed or fictitious name certificates as may be desirable or required by law to be filed in connection with the business and affairs of the Company and will cause such certificates to be filed in all appropriate public records.

Section 2.3 Term. The term of the Company commenced upon the effectiveness of the Certificate and will continue perpetually, unless the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.4 Registered Agent and Office. The registered office of the Company required by the Act to be maintained in Delaware will be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by law. The registered agent of the Company in Delaware will be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by law.

Section 2.5 Principal Place of Business. The principal place of business of the Company will be 400 Woodcliff Drive, Canonsburg, PA 15317. At any time, the Board may change the location of the Company’s principal place of business. The Company may have such other places of business as the Board may designate.

Section 2.6 Qualification in Other Jurisdictions. The Managers or the officers of the Company will cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Managers or the officers of the Company will execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Board, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

ARTICLE 3

PURPOSE AND POWERS OF THE COMPANY

Section 3.1 Purpose.

(a) The purpose of the Company is to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and to do anything necessary or appropriate to effect the foregoing; provided that the Company shall not undertake and shall refrain from taking any action that would cause the Company to engage, directly or indirectly, in any business activity that would cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

(b) In no event will this Agreement be held or construed to imply the existence of a partnership (including a limited partnership) or joint venture among the Members and no Member will be held or construed to be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes. No Member has any power or authority under this Agreement to act as the agent or representative of the Company or any other Member with regard to any matter beyond the scope of this Company.

Section 3.2 Powers of the Company. The Company will have all powers and privileges granted by the Act, any other law, or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s purpose.

Section 3.3 Business Opportunities; No Duty to Provide Information.

(a) Each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates (including any Board Designees and Board Observers): (i) have engaged in, prior to the date hereof, and may engage in, on or after the date of this Agreement, subject to compliance with the terms of this Agreement, in businesses that directly or indirectly compete with the business of the Company and its Affiliates as conducted from time to time; (ii) have made, prior to the date hereof, and may make, on and after the date of this Agreement, subject to compliance with the terms of this Agreement, investments (by way of capital contributions, loans or otherwise) in Persons engaged in businesses that directly or indirectly compete with the business of the Company and its Affiliates as conducted from time to time; and (iii) have engaged, prior to the date hereof, and may, subject to compliance with the terms of this Agreement, engage, on and after the date hereof, in other transactions with and with respect to Persons engaged in businesses that directly or indirectly compete with the business of the Company and its Affiliates as conducted from time to time. Except as otherwise expressly set forth in this Agreement, the Company and the Members agree that any involvement, engagement or participation of the Members and their respective Affiliates (including any Board Designees or Board Observers) in such investments, transactions and businesses, even if competitive with the Company or its Affiliates, will not be deemed wrongful or improper or to violate any duty express or implied under applicable law or this Agreement (subject to Section 5.4) and shall not be deemed a conflict of interest. For the purposes of clarity, no Investor shall be deemed to violate this Section 3.3 if it or any of its Affiliates shall invest in a fund or other entity, whether or not such Investor Controls such fund or entity, that makes an investment that directly or indirectly competes with the Company or its Affiliates.

(b) The Company and each Member (solely in its capacity as a Member) (on behalf of itself and its respective Affiliates) hereby renounce any co-participation right, interest or expectancy (including information rights) in any business opportunities, investments, transactions, ventures or other arrangements of any nature or description in which any other Member or its Affiliates participates or desires or seeks to participate (each, a “Business Opportunity”), other than any Business Opportunities that such Member becomes aware of solely through such Member’s Board Observer or due to such Member’s ownership of Series B Units (a “Restricted Business Opportunity”). No Member or its Affiliates (including any Board Designees or Board Observers) has any obligation to communicate or offer any Business Opportunity to the Company, and (ii), except as provided by this Section 3.3(b), any Member or its Affiliates (including any Board Designees or Board Observers) may pursue for itself outside of the Company or direct, sell, assign or transfer to a Person other than the Company any Business Opportunity.

(c) Waiver of Claims Relating to Renounced Business Opportunities. Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any of the Members or their respective Affiliates, including any Board Designees or Board Observers (including any claims for breach of any fiduciary or other duty), for or in connection with any Business Opportunity that is not a Restricted Business Opportunity, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by law; provided, however, that nothing contained in this Section 3.3(c) will constitute a release or waiver of or otherwise limit the confidentiality obligations contained in Section 5.4.

(d) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any Member or any of its Affiliates (and any Board Designee or Board Observer and any officers, directors, managers, partners or equityholders of such Member or its Affiliates) for or in connection with any investment activity or other transaction activity or other matters made in compliance with this Section 3.3, or activities related to any of the foregoing, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived by the Company and each other Member, in each case to the fullest extent permitted by applicable law subject to this Section 3.3; provided, however, that the foregoing shall not release any claims for actual fraud, willful misconduct, or a breach of this Agreement, the Purchase Agreement, the Partnership Agreement or any other agreement contemplated hereby or thereby or any agreement entered into after the date hereof.

(e) Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that the Members and their Affiliates (and any Board Designee or Board Observer and any officers, directors, managers, partners or equityholders of such Member or its Affiliates) have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in this Section 3.3 or otherwise. The Company and each of the Members hereby agrees that (x) none of the Members or any of their Affiliates (and any Board Designee or Board Observer and any officers, directors, managers, partners or equityholders of such Member or its Affiliates) has any obligation to use in connection with the business, operations, management or other activities of the Company or its Subsidiaries or to furnish to the Company, its Subsidiaries or Affiliates or any Member any such confidential information, and (y) any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their Affiliates (and any Board Designee or Board Observer and any officers, directors, managers, partners or equityholders of such Member or its Affiliates) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by each of the Company and the Members to the fullest extent permitted by applicable law.

ARTICLE 4

CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

AND INVESTMENT BALANCES

Section 4.1 Capital Contributions.

(a) Initial Capital Contributions. Rice and the Investors have made certain Capital Contributions to the Company on or prior to the date hereof. As a result thereof, Rice and the Investors have the series and number of Units set forth opposite their respective names on Exhibit A.

(b) Additional Capital Contributions. Following the date of this Agreement, (i) the Members may make additional Capital Contributions to the Company pursuant to a Capital Call issued by the Board to such Member at times, in amounts and for the series and number of Units as determined by the Board, from time to time and subject to Section 6.11, and (ii) the Investors (for purposes of this Section 4.1(b), as such term is defined in the Purchase Agreement) shall make additional Capital Contributions to acquire additional Series B Units in accordance with the Purchase Agreement (and upon the satisfaction of the conditions contained therein) and this Agreement, and the Company shall issue such Series B Units when and as required by the Purchase Agreement. The Board may issue a Capital Call to any Member, or to a Person that will become a Member pursuant to this Agreement, without issuing a Capital Call to any other Member.

Section 4.2 Member’s Interest. A Member’s Interest will for all purposes be personal property. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, will be deemed to be owned by the Company as an entity, and no Member, Manager, or officer of the Company will have any ownership interest in such Company assets.

Section 4.3 Status of Capital Contributions.

(a) Except as otherwise provided in this Agreement, no Member, or the successor or assignee of a Member, may demand a return of its Capital Contributions, in whole or in part. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

(b) No Member or Affiliate of any Member will receive any interest, return, compensation or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement.

(c) No Member will be required to lend any funds and, except as otherwise provided in the Purchase Agreement, no Member will be required to make any additional Capital Contributions to the Company. No Member will have any personal liability for the repayment of any other Member’s Capital Contributions or be required to contribute or lend any cash or property to the Company to enable the Company to repay any Member’s Capital Contributions.

Section 4.4 Capital Accounts. A separate Capital Account will be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv), and will be maintained in accordance with the following provisions:

(a) The Capital Account of each Member will be maintained in accordance with the following provisions:

(i) to such Member’s Capital Account there will be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, special allocations of income and gain, and the net amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii) to such Member’s Capital Account there will be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, special allocations of loss and deduction, and the net amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii) in determining the amount of any liability for purposes of this Section 4.4(a), there will be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations; and

(iv) In the event an Interest is directly Transferred (by assignment, merger, distribution or otherwise) in accordance with Article 7, the transferee will succeed to the Capital Account of the transferor to the extent it relates to such Transferred Interest.

Section 4.5 Capital Accounts Generally. The Members may not withdraw capital or receive any distributions, except as specifically provided in this Agreement. No interest will be paid by the Company on any Capital Contributions or Capital Accounts.

Section 4.6 Units.

(a) The Company will initially have two classes of Interests consisting of (i) ten thousand (10,000) Series A Units and (ii) seven hundred fifty thousand (750,000) Series B Units.

(b) The Units will each be uncertificated.

(c) The Company is authorized to issue Units to its Members and Persons who become Members in accordance with this Agreement, from time to time and solely as permitted herein.

(d) Any Units acquired by the Company will be deemed to be no longer outstanding and disregarded for determining the aggregate holdings of Units.

(e) The Company may issue fractional Interests.

ARTICLE 5

MEMBERS, MEETINGS AND AMENDMENTS

Section 5.1 Powers of Members; Limitations of Duties.

(a) Except for the right to consent to or approve certain matters as expressly provided in this Agreement, the Members in their capacity as Members will not have any other power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company.

(b) Any matter requiring the consent or approval of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by Members holding Interests not less than the requisite Interests necessary to consent to or approve such action as provided herein. Prompt notice of such consent or approval will be given by the Company to those Members who have not joined in such consent or approval, but not later than three (3) Business Days after the effective date of such consent or approval.

(c) Subject to the last sentence of this Section 5.1(c), to the fullest extent permitted by law and, notwithstanding any provision of this Agreement or any other document executed in connection with this Agreement, including the Purchase Agreement (collectively, the “Transaction Documents”), to the contrary, no Member, in its capacity as a Member, nor any Board Designee (nor any officer appointed by such Board Designee) of such Member, will have any duty, fiduciary or otherwise, to the Company or any other Member or other Board Designee or to any creditor of the Company (even if the Company is insolvent or near insolvency) in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement or any other Transaction Document (and all such duties are hereby expressly eliminated). Each of the Company and the Members acknowledges and agrees that each Member, acting in its capacity as a Member, and any Board Designee of such Member (or any officer appointed by such Board Designee), acting in its capacity as a Manager (or officer), may decide or determine any matter subject to such Member’s or Board Designee’s (or officer’s) approval pursuant to any provision of this Agreement in such Member’s or Board Designee’s (or officer’s) sole and absolute discretion, it being the intent of all Members that (i) each Member has the right to make any such determination solely on the basis of its own interests and (ii) each Board Designee (or officer, as applicable) has the right to make any such determination solely on the basis of the interests of the Members that designated such individual as a Manager (or officer, as applicable). Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any Member or any of its Affiliates or Board Designee (or officer, as applicable) for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and the incurring by the Members of the obligations provided in this Agreement; provided, however, that nothing contained herein will release or otherwise prevent the Company or any Member from asserting a claim against any Member with respect to a violation of the implied contractual covenant of good faith and fair dealing implied by the Act. This Section 5.1(c) will not be deemed to alter the contractual obligations of a Member to another Member or the Company pursuant to the Transaction Documents. Notwithstanding the foregoing, the Managers’ shall have a duty to act in good faith in determining (x) whether a Replacement Credit Facility is on market terms in accordance with the definition of “Replacement Credit Facility,” (y) whether the price paid in connection with a Drop Down Disposition is fair under Section 6.11(j), and (z) the projected IRR applicable to a proposed project under Section 6.11(r).

(d) Liability Limitation. The Company and the Members (in their own names and in the name and on behalf of the Company) hereby:

(i) agree that (x) the terms of Section 3.3, Section 5.1(c) and this Section 5.1(d) to the extent that they modify or limit a duty (including any fiduciary duty) or other obligation, if any, that any Member may have to the Company or another Member under the Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (y) the terms of this Agreement shall control to the fullest extent possible if it is in conflict with a duty (including any fiduciary duty), if any, that the Members may have to the Company or another Member, the Act or any other applicable law, rule or regulation;

(ii) waive any duty (including any fiduciary duty) or other obligation, if any, that any Member may have to the Company or another Member, pursuant to the Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of Section 3.3, Section 5.1(c) and this Section 5.1(d); and

(iii) acknowledge, affirm and agree that the execution and delivery of this Agreement by each Member is of material benefit to the Company and the Members, and no Member would be willing to (x) execute and deliver this Agreement, or (y) enter into the transactions contemplated by the Purchase Agreement, in each case, without the benefit of Section 3.3, Section 5.1(c) and this Section 5.1(d), including the liability limitation set forth herein and therein.

Section 5.2 No Resignation or Expulsion. A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member (including in connection with such Member’s bankruptcy, reorganization, composition, or similar proceeding), prior to the dissolution and winding up of the Company, in each case, other than as a result of a duly made direct Transfer of all of such Member’s Interests in accordance with Article 7 and each of the transferees of such Interests being admitted as a new Member, if applicable. The Members hereby acknowledge and agree that the provisions set forth in Section 18-304 of the Act will not apply to the Company. Notwithstanding that payment on account of a resignation or other withdrawal may be made after the effective time of such resignation or other withdrawal, any completely resigning or otherwise withdrawing Member will not be considered a Member for any purpose after the effective time of such complete resignation or other withdrawal, subject to such former Member’s obligations under Section 7.6, if applicable.

Section 5.3 Additional Members.

(a) Subject to Section 6.11, the Company is authorized to issue additional Interests and to admit any Person as an additional member of the Company (each, an “Additional Member” and collectively, the “Additional Members”). Each such Person receiving additional Interests will be admitted as an Additional Member at the time such Person (i) executes a counterpart signature page to this Agreement agreeing to be bound hereby and such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission, and (ii) is designated as a Member on an amended or supplemental Exhibit A. Subject to Section 6.11, the Company may issue additional Units or other Equity Interests or additional classes of Units or membership interests to existing Members or to new or Additional Members in exchange for Capital Contributions, including cash, property or services or any combination thereof.

(b) Additional Members will not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided that subject to the restrictions of Section 706(d) of the Code, Additional Members will be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time Additional Members are admitted (as though the Company’s tax year had ended) or the Company may credit to the Additional Members pro rata allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of the Additional Members.

Section 5.4 Confidentiality Obligations of Members.

(a) Each Series B Member agrees that all Confidential Information will be kept confidential by such Member, will only be used for the purpose of reviewing and evaluating the performance of the Company and the Member’s Interest therein, and will not be disclosed in any manner, except (i) to the other Members, the Company or their respective Representatives, (ii) to such of the Member’s Representatives who have a need to know such information and who agree to be, or are otherwise, bound by the confidentiality provisions of this Section 5.4, (iii) at the direction or with the consent of the Company, or (iv) as otherwise expressly permitted in this Section 5.4. Each Series B Member will be responsible for any breach of this Section 5.4 by itself or any of its Representatives (including any Manager or Board Observer) and will take commercially reasonable steps to enforce (or assist the Company in enforcing) the provisions of this Section 5.4, and each Series B Member agrees that it will notify the Company of any breach of this Section 5.4 promptly after such Member learns or becomes aware of any such breach. Subject to Section 5.4(c), if a Series B Member or any of its Representatives is requested or required by applicable law, rule or regulation, regulatory authority, subpoena, civil investigation, deposition interrogatories, requests for information or documents in legal or administrative proceedings, court order, demand or similar legal process to disclose any Confidential Information, then such Member will, to the extent reasonably practicable and permitted by applicable law, provide the Company and the other Members with prompt written notice thereof and, if requested by the Company or the other Members in writing, will use reasonable efforts to resist disclosure, at the expense of the Company or the other Member or Members desiring to resist such disclosure, as the case may be. If, in the absence of a protective order or order to quash or a waiver by the Company or the other Member or Members desiring to resist such disclosure, such Member or any of its Representatives is, in the advice of its legal counsel, legally required to disclose Confidential Information, then such Member or its Representatives may disclose only that portion of the Confidential Information legally required to be disclosed, without liability under this Section 5.4; provided that such Member or its Representative uses its commercially reasonable efforts to cooperate with the Company or the other Member or Members desiring to resist such disclosure, and at such resisting Person’s expense, to obtain reasonable assurance that confidential treatment will be accorded the portion of the Confidential Information so required to be disclosed.

(b) The Company shall, and shall cause its Affiliates to, keep confidential all confidential or non-public information provided to them by or on behalf of the Investors regarding the Investors and their respective businesses and investments (in each case other than their investment in the Company, the Partnership and any of their respective Affiliates, the “Investor Confidential Information”), and will not disclose such Investor Confidential Information in any manner, except (i) to its Representatives who have a need to know such information and who agree to be, or are otherwise, bound by the confidentiality provisions of this Section 5.4 or (ii) as otherwise expressly permitted in this Section 5.4. The Company will be responsible for any breach of this Section 5.4 by itself or any of its Representatives and will take commercially reasonable steps to enforce the provisions of this Section 5.4, and the Company agrees that it will notify the Investors of any breach of this Section 5.4 promptly after the Company learns or becomes aware of any such breach. Subject to Section 5.4(c), if the Company or any of its Representatives is requested or required by applicable law, rule or regulation, regulatory authority, subpoena, civil investigation, deposition interrogatories, requests for information or documents in legal or administrative proceedings, court order, demand or similar legal process to disclose any Investor Confidential Information, then the Company or such Representative will, to the extent reasonably practicable and permitted by applicable law, provide the Investors with prompt written notice thereof and, if requested by the Investors in writing, will use reasonable efforts to resist disclosure, at the expense of the Investors. If, in the absence of a protective order or order to quash or a waiver by the Investors, the Company or any of its Representatives is, in the advice of its legal counsel, legally required to disclose such Investor Confidential Information, then the Company or its Representatives may disclose only that portion of the such Investor Confidential Information legally required to be disclosed, without liability under this Section 5.4; provided that the Company or its Representative uses its commercially reasonable efforts to cooperate with the Investors, and at the Investors’ expense, to obtain reasonable assurance that confidential treatment will be accorded the portion of the Investor Confidential Information so required to be disclosed.

(c) The Company and each Member acknowledges and agrees that the Company, the Investors and the other Members may be irreparably harmed by disclosure of the Confidential Information or Investor Confidential Information, as applicable, or other non-public information in breach of this Section 5.4, that money damages would not be a sufficient remedy for any breach of this Section 5.4 by the Company, such Member or its Representatives and that, in addition to any other remedies available at law or in equity, specific performance and injunctive or other equitable remedies will be available to the Company, the Investors and the other Members as a remedy for any such breach, without the requirement of posting bond or other security. In the event that a court of competent jurisdiction determines in a final, non-appealable order that a breach of this Agreement has occurred, the Company, the Investors and the other Members will be entitled to recover their costs and expenses (including reasonable attorneys’ fees, court costs and other costs of suit) incurred in connection with any such successful action brought by them to enforce the terms of this Section 5.4. With respect to Confidential Information that is subject to confidentiality agreements under any third party confidentiality agreements, each Series B Member covenants and agrees to, and will cause its Representatives to, treat such Confidential Information confidentially in accordance with, and to comply with the terms of, the confidentiality provisions contained in those third party confidentiality agreements that have been disclosed to such Member, including, any provisions thereof that impose more stringent or additional obligations than those set forth in this Section 5.4 (provided such has been disclosed to such Member). The obligations and benefits of a Member and the Company pursuant to this Section 5.4 will continue for one (1) year following the time such Person ceases to be a Member, or the Investors cease to be Members in the case of the Company. Except as set forth in the previous sentence, all covenants made in this Section 5.4 by a Member are for the sole benefit of the Company and the other Members and there will be no third party beneficiaries of any of such covenants.

ARTICLE 6

MANAGEMENT

Section 6.1 Management under Direction of the Board. Except as otherwise expressly provided in this Agreement or required under the Act, the business and affairs of the Company will be managed by a board of managers (the “Board” and each member of the Board, a “Manager”), and the Board will have full and complete power and authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Board has delegated, to the extent provided for in this Agreement, or may in the future delegate, its power and authority to officers, employees, agents and representatives of the Company in accordance with Section 6.10 or other provisions of this Agreement. Notwithstanding the generality of the foregoing, Requisite Member Approval will be required for those matters set forth in Section 6.11.

Section 6.2 Number, Tenure and Qualifications.

(a) Board Composition.

(i) The size of the Board will be determined by, and, subject to Section 6.2(a)(ii), all of the Managers will be designated by the Members holding Series A Units. Such determinations and designations will be deemed approved by the Members holding Series A Units, if approved by holders of a majority of the issued and outstanding Series A Units. For the avoidance of doubt, other than as set forth in Section 6.2(a)(ii), the holders of Series B Units are not entitled to designate any Managers in such holders’ capacity as holders of Series B Units. The initial Managers of the Board will be Grayson T. Lisenby, Robert R. Wingo, and William E. Jordan, all of which have been designated by Rice as the holder of all of the issued and outstanding Series A Units.

(ii) If and as long as an applicable Triggering Event exists under Section 6.12(b)(v), the Series B Members, acting with Requisite Member Approval, shall be entitled to designate one (1) additional Manager (the “Series B Manager”) to the Board by giving written notice to the Series A Members and the existing Board.

(b) During the period commencing upon the date hereof and ending on the Board Rights Termination Date, the Members holding a majority of the issued and outstanding Series B Units shall have the option and right to appoint a single representative (the “Board Observer”) to attend all meetings (including telephonic) of the Board or of any board of directors or managers or similar governing body of any of the Company’s wholly owned Subsidiaries (other than the MLP Entities) (a “Subsidiary Board”) in an observer capacity. The initial Board Observer shall be Wallace C. Henderson, and in the event that Wallace C. Henderson is unable to attend any meeting of the Board or any Subsidiary Board, Matthew S. Hartman is hereby designated as a substitute Board Observer. In the event that both Wallace C. Henderson and Matthew S. Hartman are unable to attend any meeting of the Board or any Subsidiary Board, either Wallace C. Henderson or Matthew S. Hartman may designate another replacement Board Observer by prior notice (which may be via electronic mail) to the Company or the applicable Subsidiary; provided that such individual is reasonably acceptable to the Board or any Subsidiary Board. The Board Observer shall not constitute a manager or director of the Board or any Subsidiary Board and shall not be entitled to vote on, or consent to, any matters presented to the Board or any Subsidiary Board, and, for the avoidance of doubt, the Company’s failure to comply with any of the provisions set forth in this Section 6.2(b) will not in any way affect the validity of any actions of the Board or any Subsidiary Board. The Company shall, and shall cause the applicable Subsidiary to, (i) give the Board Observer written notice of each meeting or action taken by written consent (A) by the Board at the same time and in the same manner as notice is given to the Managers as required in Section 6.3(c) hereof or (B) by any Subsidiary Board at the same time and in the same manner as notice is given to the managers and directors of such Subsidiary Board, (ii) provide the Board Observer with copies of all written materials and other information (including copies of minutes of meetings of the Board or any Subsidiary Board, as applicable, or written consents of the Board or any Subsidiary Board, as applicable, or given to the Managers or the managers or directors of any Subsidiary Board, as applicable, in connection with such meetings or actions taken by written consent) at the same time such materials and information are furnished to such managers or directors and (iii) provide the Board Observer with the same right to attend (whether in person or by telephone or other means of electronic communication as solely determined by the Board Observer) such meetings as is given each Manager or manager or director of a Subsidiary Board, as applicable. As a condition to the Company’s obligations hereunder, the Board Observer shall agree to enter into, comply with, and be bound by, in all respects, the terms and conditions of a Board Observer Confidentiality Agreement in substantially the form attached hereto as Exhibit B (the “Board Observer Confidentiality Agreement”). The Members that designated the Board Observer shall be responsible for any breach by the Board Observer of the Board Observer Confidentiality Agreement and for the breach by any Permitted Recipient (as defined in the Board Observer Confidentiality Agreement) of their confidentiality obligations. For the avoidance of doubt, the Board Observer shall not have any fiduciary duties or other obligations to the Company or any Subsidiary other than as set forth in the Board Observer Confidentiality Agreement. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Board or any Subsidiary Board, as applicable, may exclude the Board Observer from access to any materials or meeting or portion thereof, to the extent such materials or meeting or portion thereof directly relates to (i) a dispute (or potential dispute) between or litigation (or potential litigation) involving both the Company, Rice or any of their respective Affiliates, on one hand, and the Series B Members any of their Affiliates or any business or investment in which any of them designate a member or observer to the board of directors or similar governing body of such business or otherwise Controlling such business, on the other hand, including any such actual or potential dispute or litigation among such Persons regarding this Agreement, the Purchase Agreement or the Partnership Agreement, (ii) a potential acquisition or expansion opportunity that Rice or any of its Affiliates has determined to pursue or could reasonably be expected to pursue through the Company or any of its Affiliates and that the Series B Members or any of their Affiliates have determined to pursue independently of the Company (or are considering pursuing independently of the Company even if the Company were to pursue such acquisition or opportunity), (iii) any transaction or potential transaction involving both the Company, Rice or any of their respective Affiliates, on one hand, and the Series B Members or any of their Affiliates or any business or investment in which any of them designate a member or observer to the board of directors or similar governing body of such business or otherwise Controlling such business, on the other hand, or (iv) a matter that, in the advice of the Company’s counsel, could reasonably be expected to result in the loss of attorney-client privilege. The rights of the Members holding Series B Units contained in this Section 6.2(b) shall immediately cease and terminate on the date (the “Board Rights Termination Date”) on which the Investors (together with their Affiliates) no longer own greater than 30% of the aggregate Series B Units issued to the Investors on the Initial Closing Date (as defined in the Purchase Agreement). From and after the Board Rights Termination Date, the rights of the Investors in this Section 6.2(b) shall cease.

(c) A Manager need not be a resident of the State of Delaware. Once an individual is properly designated as a Manager, such individual will continue to serve as a Manager until the designating Members designate a successor Manager, such Manager is removed pursuant to Section 6.8 or until the earlier of such Manager’s material disability, death, or resignation or such designating Member’s withdrawal as a Member.

Section 6.3 Votes per Manager; Quorum; Required Vote for Board Action; Meetings of the Board.

(a) Each Manager will have one vote. The presence of at least two (2) Managers that have been duly designated as Managers in accordance with Section 6.2, will constitute a quorum for the transaction of business at a meeting of the Board. Subject to Section 6.12(c), any action or event will be deemed approved by the Board if Managers comprising at least a majority of the total number of Managers that have been duly designated as Managers in accordance with Section 6.2 at the time of such approval vote in favor of or approve such action or event at a meeting at which a quorum is present.

(b) Except as otherwise required by applicable law, the Board may hold meetings in such place or places, within or outside of the State of Delaware, as the Board may determine from time to time. Business will be conducted at such meetings in such order as the Board will determine from time to time.

(c) Meetings of the Board will be held at such times and places as will be designated from time to time by the Board. Notice of each meeting (including special meetings) of the Board or any committee thereof stating the date, place and time of such meeting shall be given to each Manager and the Board Observer by hand, telephone, telecopy, electronic mail, overnight courier or United States mail not less than twenty four (24) hours prior to such meeting.

(d) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers then entitled to vote on such action at a duly called meeting of the Board in accordance with Section 6.3(a); provided that such written consent shall not be effective until twenty-four (24) hours from the time provided to the Board Observer, unless such written consent (i) addresses emergency matters, in which case it shall become effective immediately upon delivery to the Board Observer or (ii) was provided to the Board Observer along with all relevant materials with reasonable time to review prior to its execution.

(e) Managers may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in such a meeting will constitute presence in person at such meeting, except as provided in Section 6.3(f).

(f) Attendance of a Manager at any meeting of the Board (including by telephone) will constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

Section 6.4 Power to Bind Company. Unless expressly and specifically authorized to do so by this Agreement or by the Board (and then solely in such Person’s capacity as a Member), no Member of the Company will have any power or authority to bind the Company in any way, to pledge the Company’s credit or to render it liable pecuniarily for any purpose. However, a Person may act by a duly authorized attorney-in-fact executed in writing by the Board.

Section 6.5 Liability for Certain Acts.

(a) No Manager or officer of the Company (solely in such individual’s capacity as a Manager or officer of the Company), nor any of their Affiliates or their respective successors or assigns, will be liable to the Company or to any Member for any claims, losses, expenses, costs, obligations, liabilities, actions, suits, proceedings, judgments, or settlements (including reasonable attorneys’ fees, court costs and other costs of suit) (whether civil, criminal, administrative or investigative) (collectively, “Claims”) arising or resulting from or relating to the performance of any of such Manager’s or officer’s obligations or duties under this Agreement in its capacity as Manager, or officer, or otherwise attributable to any breach of duty owed by such Manager or officer (by virtue of being a Manager or officer) to the Company or the Members (in their capacity as Members), except to the extent such Claims or breach of duty is based upon such person’s fraud, bad faith, or willful misconduct as established by a non-appealable court order, judgment, decree or decision by a court of competent jurisdiction. Without limiting the generality of the foregoing, (i) the doing of any act or the failure to do any act by any Manager or officer that will not constitute fraud, bad faith, or willful misconduct (as established by a non-appealable court order, judgment, decree or decision by a court of competent jurisdiction), the effect of which may cause or result in loss or damage to the Company, will not subject any Manager or officer to any liability and (ii) nothing in this Section 6.5(a) will imply any duties or obligations of any Manager other than or in addition to those set forth in Section 5.1(c). Each Manager and officer will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Manager or officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. The Managers and officers do not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. No Manager or officer will be responsible to any Members because of a loss of their investments or a loss in operations, unless the loss has been the result of fraud, bad faith, or willful misconduct established as set forth in this Section 6.5(a).

(b) The Company or its Affiliates shall purchase and maintain (or reimburse the Series B Manager for the cost of) insurance (“D&O Insurance”), on behalf of the Series B Manager, against any liability that may be asserted against, or expense that may be incurred by, such Series B Manager in connection with the Company’s activities or such Series B Manager’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Series B Manager against such liability under the provisions of this Agreement. Such D&O Insurance shall provide coverage commensurate with that of an independent member of the Board.

Section 6.6 Manager Has No Exclusive Duty to Company. A Manager will not be required to manage the Company as the Manager’s sole and exclusive occupation, and a Manager may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company, including those on behalf of any Member or its Affiliates. Neither the Company nor any Member will have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom.

Section 6.7 Resignation and Withdrawal. A Manager may resign from the position of Manager at any time by giving written notice to the Members of the Company. The resignation of a Manager will take effect upon receipt of notice thereof or at such later time as will be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective. Upon the withdrawal of a Manager, such Manager will be treated as having resigned as of the date of withdrawal and will automatically cease to be a Manager as of the date of such withdrawal. Except in the case of resignation by reason of withdrawal, the resignation of a Manager who is also a Member pursuant to this Section 6.7 will not affect such Manager’s rights as a Member and will not constitute a withdrawal of such Member.

Section 6.8 Removal. A Manager may only be removed by the consent of the Members then entitled to designate such Manager in accordance with Section 6.2. The removal of a Manager who is also a Member will not affect such Manager’s rights as a Member and will not constitute a withdrawal of such Member. The removal of a Manager shall be effective upon receipt of notice thereof by the Company and each of the remaining Managers.

Section 6.9 Vacancies. Any vacancy in the position of a Manager that is created by the withdrawal, death, resignation or removal of a Manager will be filled only by consent of the Members then entitled to designate such Manager in accordance with Section 6.2. A Manager elected to fill a vacancy will hold office until a successor will be elected and will qualify, or until the Manager’s earlier death, resignation, withdrawal or removal.

Section 6.10 Delegation of Authority; Officers. The Board will have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of the Company as the Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board to approve such action directly. The salaries of all officers, employees and agents of the Company will be fixed by the Board. The officers of the Company shall have such powers and authority as the Board shall from time to time determine and, unless the Board determines otherwise, if an officer’s title is one commonly used for an officer of a business corporation, the assignment of such title will constitute the delegation to such officer of the authority that is normally associated with that office, subject in each case to the limitations set forth in this Agreement as to matters that require approval of the Board or the approval of any Member or Members.

Section 6.11 Requisite Member Approval. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 6.16, unless Requisite Member Approval has first been obtained, the Company may not undertake any of the following matters:

(a) amend, modify or waive any provisions of its Certificate in a manner that adversely affects in any material respects the rights, preferences, privileges or powers of the Series B Units;

(b) create, grant, issue or offer any Equity Interest (including additional Series B Units, other than as required pursuant to the Purchase Agreement or Section 6.12(b)(viii) or Section 6.12(b)(ix)) having or convertible into any Equity Interest having (i) rights, preferences or privileges with respect to distributions superior to or on parity with the Series B Units, (ii) requirements that the Company pay distributions that will have priority to or parity with distributions payable on the Series B Units (including in the case of a liquidating distribution under Section 13.4), or (iii) requirements that the Company redeem such Equity Interest prior to the full redemption of the Series B Units;

(c) create, grant, issue or offer any Equity Interests in any Subsidiary of the Company (other than the MLP and its Subsidiaries) having rights, preferences or privileges with respect to distributions superior to any other Equity Interests in such Subsidiary;

(d) any declaration of bankruptcy, filing of a voluntary petition, or seeking protection, under any federal or state bankruptcy, insolvency, liquidation or reorganization law;

(e) repurchase any issued and outstanding Series B Units, other than in accordance with Article 7;

(f) make any distribution of cash in respect of any Interests (other than Series B Units) unless (i) at the time of such distribution, the Company and its Subsidiaries (other than the MLP Entities) has no outstanding Debt that constitutes Consolidated Total Funded Debt (other than Permitted Company Debt) and (ii) immediately after giving effect to such distribution, both (A) the Company’s Asset Coverage Ratio exceeds (x) during the period prior to January 1, 2018, 1.35 or (y) during any later period, 1.50, and (B) the Company’s Hard Asset Coverage Ratio exceeds (x) during the period prior to October 1, 2016, 0.50, (y) during the period from October 1, 2016 to December 31, 2017, 0.90 or (z) at any time on or after January 1, 2018, 1.15; provided that the limitations set forth in clause (B) shall not apply to any distribution of proceeds obtained from the Investors at the Initial Closing (as defined in the Purchase Agreement); and provided, further, that, if prior to October 1, 2016 the Company has either (1) distributed an aggregate of $150.0 million of cash to Rice since the Initial Closing Date (excluding any distributions of funds paid by the Investors to the Company or its Affiliates under the Purchase Agreement), (2) contributed greater than 33.3% of the Equity Interests in Rice Olympus Midstream LLC to the MLP or its Subsidiaries or (3) sold, or caused any of its Subsidiaries to sell, any Equity Interest owned by such Persons that was issued pursuant to the Gulfport LLCA, the applicable Hard Asset Coverage Ratio during the period thereafter prior to October 1, 2016 shall be 0.90;

(g) incur, or permit any of its Subsidiaries (other than the MLP Entities) to incur, Debt (other than Permitted Company Debt) (i) if the Company’s Consolidated Total Leverage Ratio as of such time (on a pro forma basis after giving effect to the incurrence of such Debt and the use of any proceeds therefrom) exceeded 4.25 to 1.00 or (ii) with an all-in interest rate (but excluding any default rate) in excess of five percent (5%), or seven percent (7%) after giving effect to any default rate, other than the incurrence of Debt under the Credit Facility or a Replacement Credit Facility;

(h) permit the creation of or suffer to exist any Liens on the assets of the Company or its Subsidiaries (other than the MLP Entities) to secure any Debt, other than Excepted Liens, and Liens securing any Debt outstanding under the Credit Facility or a Replacement Credit Facility or that is otherwise permitted to be incurred under Section 6.11(g);

(i) enter into, or permit any of its Subsidiaries (other than the MLP Entities) to enter into, any transaction with an Affiliate of Rice (other than the Company or any of its Subsidiaries), unless such transaction is on terms that are no less favorable to it than those that could reasonably be expected to be obtained in a comparable arm’s length transaction with an Independent Third Party or is otherwise fair to the Company or such Subsidiary from a financial point of view. The restrictions set forth in this Section 6.11(i) shall not apply to: (i) the issuance of Equity Interests by the Company as expressly permitted by this Agreement; (ii) any other transactions expressly permitted by this Agreement; (iii) any transaction pursuant to the terms, as of the Effective Date, of any agreement set forth on Schedule 6.11(a)(i); (iv) reimbursement of reasonable costs and expenses associated with the use of the officers, employees, agents or representatives of REI and its Subsidiaries and the provision by REI and its Subsidiaries of general and administrative and operational services to the Company and its Subsidiaries in the ordinary course of the business of the Company and its Subsidiaries using cost allocation methodologies no less favorable to the Company and its Subsidiaries than historical practice; and (v) any transaction between the Company and a wholly owned Subsidiary of the Company or between two wholly owned Subsidiaries of the Company;

(j) sell any asset of the Company or cause any of its Subsidiaries (other than the MLP Entities or GP Holdings as permitted by the Partnership Agreement) to sell any of their assets other than (i) a Drop Down Disposition if (A) the price for such Drop Down Disposition is fair to the Company (as determined by the Board) and the Company delivers to the Series B Members a certificate of an authorized officer certifying to that effect (substantially similar to the certificate that may be delivered to the lenders under the Credit Facility as of the date hereof), (B) at least 50% of the consideration received by the Company in such Drop Down Disposition consists of cash and cash equivalents, and (C) if the Company is receiving any consideration other than cash, then the Company’s Hard Asset Coverage Ratio (on a pro forma basis after giving effect to the Drop Down Disposition and the receipt of the consideration therefrom) exceeds the threshold set forth in Section 6.11(f)(ii)(B) that is applicable to the Company at the time of such Drop Down Disposition, (ii) a sale of any assets to the Company or any of its Subsidiaries (other than the MLP Entities), (iii) a sale of any assets of the Company or any of its Subsidiaries (other than the MLP Entities) with an aggregate purchase price in any period of twelve (12) consecutive months that is not greater than $10,000,000, and (iv) a sale of any assets that are reasonably necessary to raise funds to either prevent or cure a Triggering Event; provided that in case of clause (iv) such assets are sold at fair market value;

(k) enter into any amendment, restatement, replacement, waiver or additional agreement relating to the Gulfport Agreements that would have a material adverse effect on the Company;

(l) enter into any amendment, restatement, replacement, waiver or additional agreement relating to the Company’s gas gathering or water agreements with REI or its Affiliates, in each case that would have a material adverse effect on the Company;

(m) elect (or change any election) to have the Company treated as an entity other than a partnership for federal income tax purposes;

(n) distribute any assets to the Members (or other holders of Units) in any medium other than cash (it being understood that accruals under Section 8.2 shall occur without the necessity of consent by any Person);

(o) effect any Unit dividend, Unit split, or equity recapitalization of the Company;

(p) amend, modify or alter the Fiscal Year of the Company;

(q) transfer any of the Equity Interests in GP Holdings other than as expressly permitted in the Partnership Agreement;

(r) at any time after February 22, 2021, enter into any agreement that either (i) is not related to the operation of a Midstream Business or (ii) that is related to the operation of a Midstream Business and would reasonably be expected to require growth capital expenditures by the Company that would reasonably be expected to cause the Hard Asset Coverage Ratio to be less than 1.15, unless the Board has determined that such agreement would result in at least a 15% IRR; provided that it shall be reasonable for the Board to rely on a model, if any, that the employees of Rice or its Affiliates generate to calculate IRR in the ordinary course of business (including any assumptions on which such model is based) and that for purposes of this Section 6.11(r) the IRR that the Board will consider with respect to a proposed agreement will be the IRR applicable to the “base case” scenario as presented to the Board, if the model provides for more than one scenario; and provided, further, that, notwithstanding the foregoing, if the Board Observer does not specifically object by written notice to the Board with reasonable detail explaining and supporting such objection to any specific assumptions built into any model provided to the Board prior to the approval of any such agreement, then such agreement will automatically be deemed to have received Requisite Member Approval;

(s) enter into any amendment, restatement, replacement, waiver or additional agreement relating to the Credit Facility or any Replacement Credit Facility that would limit (i) the payment of distributions and redemption of the Series B Units in accordance with the terms of this Agreement, including Sections 6.12, 7.2, 8.2, 8.5, and 13.4 (ii) the asset sale provisions set forth in Exhibit C attached hereto, to a greater extent than the limitations in the Credit Facility as of the date hereof or provide that GP Holdings or Strike Force Midstream LLC shall be restricted subsidiaries of the Company; or

(t) enter into any agreement to effect the foregoing.

Notwithstanding the foregoing, nothing in this Section 6.11 shall prohibit, or otherwise require Requisite Member Approval, of any action or failure to act by the Company or any of its Subsidiaries that will result in the Company redeeming all of the outstanding Series B Units in exchange for payment (including repayment with Equity Securities solely to the extent expressly permitted by this Agreement) to the holders thereof of the full Liquidation Preference or Early Redemption Price, as applicable, in accordance with the terms of this Agreement.

Section 6.12 Remedies.

(a) For purposes of this Section 6.12, the occurrence of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute “Triggering Events” and shall have the effects set forth in this Section 6.12(a) and Section 6.12(c) below:

(i) the Company shall have failed to make any Series B Unit Distribution that is required to be paid in cash when and as the same shall become due and payable in accordance with Section 8.2 (other than any payment for a fractional Series B Unit in accordance with Section 8.2(a)(iii)) and such failure shall continue unremedied for a period of five (5) Business Days (unless there shall have been no prior failures to make such distribution payments within such five (5) Business Day period, in which case the Company shall have 30 days to cure such failure) (a “Tier 1 Distribution Triggering Event”);

(ii) the Company shall have failed to make three consecutive Series B Unit Distributions that are required to be paid in cash (other than any payment made in lieu of issuing a fractional Series B Unit in accordance with Section 8.2(a)(iii)) when and as the same shall become due and payable in accordance with Section 8.2 (a “Tier 2 Distribution Triggering Event”);

(iii) the Company shall have failed to make four consecutive Series B Unit Distributions that are required to be paid in cash (other than any payment made in lieu of issuing a fractional Series B Unit in accordance with Section 8.2(a)(iii)) when and as the same shall become due and payable in accordance with Section 8.2 (a “Tier 3 Distribution Triggering Event”);

(iv) the Company shall fail to redeem all of the outstanding Series B Units when required pursuant to Section 7.2(a) (a “Redemption Triggering Event”);

(v) GP Holdings shall fail to make the GP Holdings Put Payment to the applicable holders of Common Units, when and as the same shall become due and payable under the Partnership Agreement (a “GP Put Triggering Event”); provided that the GP Put Triggering Event will cease to exist upon the GP Holdings Put Payment being made in full (including if such payment is made in part by issuance of additional Series B Units pursuant to Section 6.12(b)(viii)) to the applicable holders of Common Units;

(vi) the Company’s Consolidated Total Leverage Ratio as of the last day of each of the two most recently completed fiscal quarters for which quarterly financial statements are available is greater than 4.25 to 1.00 (a “Company Leverage Triggering Event”);

(vii) at any time after June 30, 2021 (A) the Company’s Asset Coverage Ratio as of the last day of each of the two most recently completed fiscal quarters for which quarterly financial statements are available is less than 1.40 or (B) the Company’s Hard Asset Coverage Ratio as of the last day of each of the two most recently completed fiscal quarters for which quarterly financial statements are available is less than 1.0 (in each case, a “Coverage Ratio Triggering Event”);

(viii) the MLP Consolidated Total Leverage Ratio as of the last day of each of the two most recently completed fiscal quarters for which quarterly financial statements are available is greater than the ratio that is applicable to each such quarter as follows (an “MLP Leverage Triggering Event”):

(A) for any fiscal quarter occurring prior to the MLP Covenant Changeover Date, the ratio shall be 4.75 to 1.00 unless such fiscal quarter is during an MLP Acquisition Period in which case such ratio shall be 5.25 to 1.00

(B) for any fiscal quarter occurring after the MLP Changeover Date, the ratio shall be 5.25 to 1.00 unless such fiscal quarter is during an MLP Acquisition Period in which case such ratio shall be 5.50 to 1.00.

(ix) REI and its Affiliates shall have failed to connect (A) at least 34 wells operated by REI and its Affiliates to gathering infrastructure owned by the Company and its Subsidiaries (including the MLP Entities), during the period beginning January 1, 2016 and ending on each of (1) December 31, 2016 (an “Initial Closing Tier 1 Connection Triggering Event”) and (2) June 30, 2017 (an “Initial Closing Tier 2 Connection Triggering Event”) and (B) at least the Required Wells operated by REI and its Affiliates to gathering infrastructure owned by the Company and its Subsidiaries (including the MLP Entities), during the period beginning on January 1, 2016 and ending on each of (1) the twelve (12) month anniversary of the applicable Additional Closing Date (an “Additional Closing Tier 1 Connection Triggering Event” and, together with an Initial Closing Tier 1 Connection Triggering Event, a “Tier 1 Connection Triggering Event”) and (2) the eighteen (18) month anniversary of such Additional Closing Date (an “Additional Closing Tier 2 Connection Triggering Event” and, together with an Initial Closing Tier 1 Connection Triggering Event, a “Tier 2 Connection Triggering Event”); provided that each such Trigger Event shall be deemed to be remedied and cease to exist at the time that such Required Wells are so connected; or

(x) the Company shall fail to pay the Commitment Fee (as defined in the Purchase Agreement) to the Investors, when and as the same shall become due and payable under the Purchase Agreement, and such failure shall continue unremedied for a period of five (5) Business Days (a “Commitment Fee Triggering Event”).

Notwithstanding any of the foregoing in this Section 6.12(a), the Class B Members acting with the Requisite Member Approval may, in their sole discretion, waive at any time any Triggering Event and/or any of the resulting consequences thereof set forth in Section 6.12(b) and Section 6.12(c).

(b) If a Triggering Event has occurred and is continuing, then at any time after the expiration of the applicable cure period, if any, and only during any period of time during which such Triggering Event remains uncured, the following provisions shall take effect with respect to the applicable Triggering Event:

(i) in the case of any Triggering Event, the Company shall not make any distributions of cash or otherwise in respect of any Equity Interests of the Company other than to the holders of Series B Units (including tax distributions pursuant to Section 8.5);

(ii) in the case of any Triggering Event other than a Tier 1 Connection Triggering Event, the Company shall not be entitled to elect to make distributions in respect of the Series B Units in kind pursuant to Section 8.2(a)(iii);

(iii) in the case of any Triggering Event other than (A) a Tier 1 Connection Triggering Event and (B) a Commitment Fee Triggering Event, distributions on the outstanding Series B Units shall accrue under Section 8.2 at the Default Rate until such Triggering Event is cured; provided that in the case of a Tier 2 Connection Triggering Event the Default Rate shall remain in effect indefinitely;

(iv) in the case of a Tier 3 Distribution Triggering Event, a Redemption Triggering Event, a GP Put Triggering Event, an MLP Leverage Triggering Event, or a GP Put Triggering Event, the Series B Members acting with Requisite Member Approval shall be entitled to designate an observer to the board of directors (or similar governing body) of the general partner of the MLP (subject to such board observer entering into a customary confidentiality agreement with such general partner), which board observer shall have the right to attend meetings of the full board and receive board materials provided to the full board (but not any meetings or materials of any committee thereof);

(v) in the case of a Tier 3 Distribution Triggering Event, a Redemption Triggering Event or a GP Put Triggering Event, the Series B Members shall be entitled to exercise the right to designate the Series B Manager in accordance with Section 6.2(a)(ii) and the Series B Manager shall have the consent rights set forth in Section 6.12(c);

(vi) in the case of a Tier 3 Distribution Triggering Event or a Redemption Triggering Event, the sales process procedures set forth in Exhibit C shall take effect;

(vii) in the case of a Tier 3 Distribution Triggering Event, a Redemption Triggering Event, a GP Put Triggering Event or the declaration of bankruptcy, filing of a voluntary petition, or seeking of protection, under any federal or state bankruptcy, insolvency, liquidation or reorganization law by the Company or REI, the Series B Members shall be entitled to receive (A) a copy of REI’s annual operating budget and all amendments thereto, in each case promptly following the preparation thereof, (B) within sixty (60) days after the end of the applicable calendar quarter, (1) a reconciliation of REI’s annual operating budget to actual expenditures, (2) a list of the current and planned drilling locations associated with such annual budget and (3) a summary of all hedging and related transactions, firm transportation and other related agreements entered into by, or for the benefit of REI and (C) as such information becomes available, reasonably detailed written reports regarding any declaration or planned declaration of bankruptcy, filing of a voluntary petition, or seeking of protection, under any federal or state bankruptcy, insolvency, liquidation or reorganization law, or any out-of-court restructuring of the Company’s outstanding indebtedness or Equity Interests;

(viii) in the case of a GP Put Triggering Event, other than a GP Put Triggering Event that is subject to Section 6.12(b)(ix), and at any time after the sale of all of the Equity Interests in the MLP held by the Partnership in accordance with the Partnership Agreement, if the Partnership owes to the Investor Partners any GP Put Deficiency Amount, the Company shall issue to the Series B Members, pro rata in accordance with their respective ownership of the Series B Units, a number of additional Series B Units equal to the quotient of (i) the GP Put Deficiency Amount then outstanding and (ii) the Stated Value. Notwithstanding anything to the contrary provided herein or in the Purchase Agreement, the Series B Members shall not be required to make any additional Capital Contributions with respect to any Series B Units issued pursuant to this Section 6.12(b)(viii), and the issuance of Series B Units pursuant to this Section 6.12(b)(viii) shall be treated for federal income tax purposes as the purchase by the Company of Investor Common Units in exchange for Series B Units; and

(ix) that in the event of a GP Put Triggering Event arising pursuant to Section 7.9(b) of the Partnership Agreement that also constitutes a Change in Control (as defined in the Credit Facility or a Replacement Credit Facility, as applicable), the Company shall issue to the Series B Members, pro rata in accordance with their respective ownership of the Series B Units, immediately prior to the consummation of any Change in Control or GP Change in Control (as defined in the Partnership Agreement), a number of additional Series B Units equal to the quotient of (i) the GP Put Deficiency Amount then outstanding and (ii) the Stated Value. Notwithstanding anything to the contrary provided herein or in the Purchase Agreement, the Series B Members shall not be required to make any additional Capital Contributions with respect to any Series B Units issued pursuant to this Section 6.12(b)(ix), and the issuance of Series B Units pursuant to this Section 6.12(b)(ix) shall be treated for federal income tax purposes as the purchase by the Company of Investor Common Units in exchange for Series B Units.

(c) Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 6.16, for as long as (and only for as long as) the Series B Members are entitled to exercise the rights set forth in this Section 6.12(c) pursuant to Section 6.12(b)(v), unless the approval of the Series B Manager has first been obtained, the Company may not undertake any of the following matters:

(i) except as set forth in Section 6.15, adopt any Proposed Budget for the Company;

(ii) make expenditures during any fiscal quarter in excess of ten percent (10%) of the aggregate operating expenditures or five percent (5%) of the aggregate capital expenditures budgeted for such quarter specified in the applicable Approved Budget; provided that, Requisite Member Approval shall not be required to the extent that the deviation results from a change in the timing of the incurrence of operating expenditures or capital expenditures that are otherwise included within the Approved Budget;

(iii) incur, or permit any of its Subsidiaries (other than the MLP Entities) to incur, Debt (other than Permitted Company Debt) other than the incurrence of Debt under the Credit Facility or a Replacement Credit Facility;

(iv) permit the creation of or suffer to exist any Liens on the assets of the Company or its Subsidiaries (other than the MLP Entities) to secure any Debt, other than Excepted Liens, and Liens securing any Debt outstanding under the Credit Facility or a Replacement Credit Facility or that is otherwise permitted to be incurred under Section 6.12(c)(iii);

(v) undertake the acquisition or disposition (whether by sale, lease, exchange, transfer, disposal, surrender or other similar transaction) of any assets in excess of $10,000,000 in the aggregate in any period of twelve (12) consecutive months, other than a sale of any assets that are reasonably necessary to raise funds to cure the Triggering Event giving rise to the rights set forth in this Section 6.12(c); provided that such assets are sold at fair market value; provided, further, that assets shall be deemed to have been sold at fair market value if the Partnership obtains a letter from an accounting, appraisal or investment banking firm of national standing stating that that the consideration to be received in such sale is fair from a financial point of view;

(vi) enter into or amend any contract that is reasonably expected to require aggregate expenditures by the Company and its Subsidiaries (other than the MLP Entities) in excess of $10,000,000;

(vii) enter into or amend any contract that is between the Company and any of its Subsidiaries (other than the MLP Entities), on the one hand, and any Affiliate of the Company (other than the Company’s Subsidiaries excluding the MLP Entities), on the other hand;

(viii) enter into any contract that creates a joint venture with an Independent Third Party;

(ix) the sale, exchange or other disposition of all, or substantially all, of the Company’s assets in one transaction or a series of related transactions;

(x) any merger with, business combination or similar consolidation of the Company with any other entity;

(xi) any underwritten initial public offering of Equity Interests in an IPO Issuer pursuant to an effective registration statement under the Securities Act;

(xii) create, grant, issue or offer any Interest, except as provided in Section 6.12(b)(viii);

(xiii) repurchase any issued and outstanding Interest, other than in accordance with Article 7; or

(xiv) enter into any agreement to effect the foregoing

Notwithstanding the foregoing, nothing in this Section 6.12(c) shall prohibit, or otherwise require Requisite Member Approval, of any action or failure to act by the Company or any of its Subsidiaries that will (A) result in the Company redeeming all of the outstanding Series B Units in exchange for payment (including repayment with Equity Securities solely to the extent expressly permitted by this Agreement) to the holders thereof of the full Liquidation Preference or Early Redemption Price, as applicable, in accordance with the terms of this Agreement, (B) performance of any Approved Contract, or (C) entry into, performance of, amendment of or termination of any other contract or other transaction that is part of or contemplated within any Approved Budget.

Section 6.13 Credit Facility Matters. If either (a) an unremedied Event of Default (as defined in the Credit Facility as in effect on the date hereof or any Replacement Credit Facility) exists under the Credit Facility or any Replacement Credit Facility, all relevant cure periods have expired, to which no waiver by the lenders thereunder applies and the lenders thereunder give notice to the Company to declare all outstanding Debt thereunder immediately due and payable in accordance with the terms thereof or (b) the Company voluntarily declares bankruptcy, or files a petition, or seeks protection, under any federal or state bankruptcy, insolvency or reorganization law, then the Series B Members shall have the right, but not the obligation, to offer to cure such default by directly acquiring from the lenders all, but not less than all, of the rights and obligations (including all Commitments (as defined in the Credit Facility in effect as of the date hereof or any Replacement Credit Facility) and all Loans (as defined in the Credit Facility in effect as of the date hereof or any Replacement Credit Facility) of all of the lenders under the Credit Facility or any Replacement Credit Facility, as applicable.

Section 6.14 Reliance by Third Parties. Any Person dealing with the Company may rely upon a certificate signed by a Manager or an appropriate officer as to:

(a) the identity of the Managers;

(b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Board or in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; and

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

Section 6.15 Budgets. If a Series B Manager has been designated to the Board pursuant to Section 6.12(b)(v), the Board will thereafter promptly prepare and submit a budget for the remainder of such calendar year, and thereafter as of November 15th of any calendar year, for approval in accordance with Section 6.12(c)(i), which shall include (i) an operating expenditure oversight budget; (ii) a capital expenditure budget; (iii) a cost of goods sold budget or forecast; (iv) a volume budget or forecast; (v) a revenue budget or forecast; and (vi) a forecast of distributions or capital contributions (collectively, the “Proposed Budget”).

(a) The Proposed Budget must be approved or rejected by the Series B Manager pursuant to Section 6.12(c)(i) within ten (10) Business Days after receipt thereof from the Board; provided that, the Company has provided all supporting information and data as may be reasonably requested by the Series B Manager. Any rejection of the Proposed Budget in whole or in part must be submitted in writing to the Board and shall describe proposed modifications in reasonable detail (a “Budget Rejection Notice”). If a Budget Rejection Notice is not received within such period, then the Proposed Budget will be deemed to be approved by the Board acting with Requisite Member Approval in all respects. If a Budget Rejection Notice is received by such date, the Board will work together with the Series B Manager in good faith to promptly resolve the issues identified in a mutually agreeable manner. If the Proposed Budget is not approved, or in the event of a dispute if such dispute is not resolved, prior to the commencement of the calendar year to which the Proposed Budget relates, then the Company’s Approved Budget shall consist solely of the amount necessary for the Company and its Subsidiaries to perform all of their obligations for such calendar year under each Approved Contract. A Proposed Budget as approved, or as deemed approved, by the Board in accordance with Section 6.12(a), and as modified from time to time in accordance with this Section 6.15(b), is referred to in this Agreement as an “Approved Budget.”

(b) The Board will update the Approved Budget from time to time to reflect amendments or modifications that the Company deems necessary or appropriate, and will promptly provide such updates to the Series B Manager; provided that any deviations which require Requisite Member Approval in accordance with Section 6.12(c)(ii) will not become part of the Approved Budget unless approved by the Series B Manager in accordance therewith.

Section 6.16 Emergencies. In the event of an Emergency, notwithstanding anything to the contrary in this Agreement (including Sections 6.11 and 6.12), the Company is authorized to (a) make all notifications required under law to the appropriate governmental entities, (b) implement Emergency response and mitigation measures as are required by law or are otherwise deemed advisable by the Board to respond to or mitigate the Emergency, (c) commence any required remediation, maintenance or repair work necessary (i) for the assets and properties of the Company or any of its Subsidiaries to operate safely (or be restored to safe operation) and in compliance with law, (ii) for the Company or any of its Subsidiaries to be in compliance with all laws and/or (iii) to otherwise mitigate damage resulting from the Emergency. The Company shall as promptly as reasonably possible notify the Series B Manager, if any, in writing upon the occurrence of any Emergency and shall keep the Series B Manager, if any, reasonably informed as to the status thereof.

ARTICLE 7

TRANSFERABILITY OF INTERESTS

Section 7.1 Prohibition on Transfers during Lock-Up Period.

(a) No Member may Transfer its Interest or any portion thereof without the prior approval of the Board, except for Permitted Transfers and as otherwise permitted by this Article 7; provided that any such Transfer complies with the provisions set forth in this Article 7 (including Section 7.5). For purposes of this Agreement, “Permitted Transfers” will include the following:

(i) a Transfer of Series A Units to any other Person;

(ii) a Transfer by a Member of Series B Units to any Affiliate of such Member; provided that if after the time of any such Transfer, such Member ceases to be an Affiliate of the transferee, then the transferee will immediately Transfer all of the applicable Units back to the Member that originally held such Units; or

(iii) a Transfer by a Member of its Series B Units to any other Person after the expiration of the Lock-Up Period.

(b) Notwithstanding anything to the contrary in this Agreement, no Member may effect a Transfer or permit any of its Affiliates to effect a Transfer of any of its Interest, if such Transfer would result in a Disqualified Transferee directly or indirectly acquiring such Interest, unless such Member has obtained the Board’s prior written approval of such Transfer.

(c) A Member may not Transfer its Interests pursuant to Section 7.1(a)(ii) if such Transfer has as a purpose the avoidance of the restrictions on Transfers in this Agreement (it being understood that the purpose of this sentence is to prohibit the Transfer of Interests to a transferee in a Transfer followed by a change in the relationship between the transferor and the transferee (or a change of Control of such transferor or transferee) after such Transfer with the result and effect that the transferor has indirectly Transferred Interests to a transferee in a Transfer that would not have been directly permitted pursuant to Section 7.1(a)(ii) had such change in such relationship occurred prior to such Transfer).

Section 7.2 Repurchase Rights and Obligations.

(a) Series B Redemption Option. On or at any time after February 22, 2026, the holders of the Series B Units, acting with Requisite Member Approval, may, by written notice to the Company, cause the Company, and the Company shall redeem all (but not less than all) outstanding Series B Units from the holders thereof at a cash redemption price per Series B Unit equal to the Liquidation Preference of such Series B Units. The purchase of such Series B Units will be effected in accordance with Section 7.2(g). The Company will be entitled to permit any other Person, including Rice and its Affiliates, to satisfy the Company’s obligation to acquire Series B Units in accordance with this Section 7.2(a) either concurrently with the Company or in the Company’s place, as the Company’s designee; provided that, no such action will relieve the Company of any obligation or liability arising under this Agreement, including this Section 7.2(a).

(b) Series B Unit Put Rights upon a Change in Control. The Company will deliver notice of any proposed Change in Control to Persons holding Series B Units no less than fifteen (15) Business Days prior to the expected consummation of a Change in Control, such notice to specify the nature of the transaction constituting the Change in Control and reasonable details related thereto (including the proposed purchaser or transferee, the consideration, and the date of the expected closing and all material agreements related thereto). Each Person holding Series B Units may elect to give notice no later than five (5) Business Days prior to the expected consummation of the Change in Control (the “Change in Control Put Notice”) to the Company to cause the Company to acquire all, or any portion, of the Series B Units held by such Person in exchange for payment of cash per Series B Unit in an amount equal to the Early Redemption Price of such Series B Units as of the date of the closing of such Change in Control. If a holder of Series B Units exercises its option to deliver a Change in Control Put Notice, any Series B Units held by such Person which are to be issued pursuant to Section 6.12(b)(ix) shall be deemed to be included in such Change in Control Put Notice. Once delivered to the Company, the Change in Control Put Notice will be irrevocable without the consent of the Board. The Change in Control Put Notice will set forth the number of Series B Units to be acquired by the Company and the aggregate consideration expected to be paid therefor based on the expected closing date, subject to appropriate adjustment if the transaction closes on a different date. The purchase of such Series B Units will be effected in accordance with Section 7.2(g). If a Person holding Series B Units either (i) notifies the Company that such Person declines to exercise its rights under this Section 7.2(b) or (ii) fails to timely deliver the Change in Control Put Notice in accordance with this Section 7.2(b), then such Person will be deemed to have irrevocably elected not to exercise its rights to cause the Company to purchase all or any portion of such Person’s Series B Units in accordance with this Section 7.2(b).

(c) Company Call Right upon a Change in Control. If the Company has not received a valid Change in Control Put Notice within five (5) Business Days prior to the expected consummation of the Change in Control requiring the repurchase of all Series B Units, then the Company may elect to give notice no later than three (3) Business Days prior to the expected consummation of the Change in Control (the “Change in Control Call Notice”) to each Person that holds Series B Units and that did not deliver such a Change in Control Put Notice covering all of such Person’s Series B Units, that the Company will acquire all, but not less than all, of such Person’s Series B Units in exchange for payment of cash per Series B Unit in an amount equal to the Early Redemption Price of each such Series B Unit as of the date of the closing of such purchase. Once timely delivered to the applicable holder of Series B Units, each Change in Control Call Notice will be irrevocable without the consent of the applicable holder of Series B Units. The Change in Control Call Notice will set forth the aggregate consideration expected to be paid for the Series B Units subject thereto based on the expected closing date, subject to adjustment if the transaction closes on a different date in accordance with the definitive agreements relating to such Change in Control or MLP Change in Control. The purchase of such Series B Units will be effected in accordance with Section 7.2(g). The Company will be entitled to permit any other Person, including Rice and its Affiliates, to exercise the Company’s option to acquire Series B Units in accordance with this Section 7.2(c) either concurrently with the Company or in the Company’s place, as the Company’s designee; provided that, no such action will relieve the Company of any obligation or liability arising under this Agreement, including this Section 7.2(c).

(d) Optional Right to Repurchase upon an Initial Public Offering. No more than twenty (20) Business Days, and no less than five (5) Business Days, prior to the date on which the Company reasonably expects a Qualified Public Offering or a GP Holdings Public Offering to be consummated, the Company may elect to give notice (the “IPO Repurchase Notice”) to each Person that holds Series B Units that the Company will acquire all, or any portion, of such Person’s Series B Units in exchange for payment of an amount per Series B Unit equal to the Early Redemption Price of each such Series B Unit as of the date of such purchase. The Company may elect, in its discretion, to pay the Early Redemption Price entirely in cash or, following compliance with, the provisions of and subject to the limitations set forth in Section 7.2(h), entirely in common Equity Interests in the IPO Issuer or the GP IPO Issuer, as applicable, or in both cash and such Equity Interests in the IPO Issuer or the GP IPO Issuer, as applicable, in proportions determined by the Company; provided that, solely for the purposes of calculating the number of Equity Interests to be so paid, any such Equity Interests will be deemed to have a value equal to ninety percent (90%) of the price at which such Equity Interests are first sold to the public in the applicable initial public offering as stated in the applicable prospectus relating to such initial public offering. Notwithstanding the foregoing, in no event shall the holders of Series B Units be required to receive Equity Interests in the IPO Issuer or the GP IPO Issuer that exceed 20% of the total outstanding Equity Interests in the IPO Issuer or the GP IPO Issuer immediately following consummation of such offering. Once delivered to the applicable holder of Series B Units, each IPO Repurchase Notice will be irrevocable without the consent of the applicable holder of Series B Units; provided that if the Company determines that the applicable public offering will not be consummated within twenty (20) Business Days after the IPO Repurchase Notice is received by each Person that holds Series B Units, then the Company will give notice to the applicable holders of Series B Units and such IPO Repurchase Notice will be null and void and neither the Company nor the applicable holder of Series B Units will have any obligation to consummate the transactions contemplated thereby; and provided, further, that the Company may elect to exercise the rights under this Section 7.2(d) in connection with any subsequent Qualified Public Offering or GP Holdings Public Offering. If the Company has elected to acquire the Series B Units pursuant to this Section 7.2(d), then the Company will give notice to each applicable holder of Series B Units at least two (2) Business Days prior to the consummation of the Qualified Public Offering or the GP Holdings Public Offering, as applicable, of the aggregate price and the amount of cash, if any, and Equity Interests, if any, to be paid to such holder. The purchase of such Series B Units will be effected in accordance with Section 7.2(g). The Company will be entitled to permit any other Person, including Rice and its Affiliates, to exercise the Company’s option to acquire the Series B Units for cash (but not Equity Interests) in accordance with this Section 7.2(d) either concurrently with the Company or in the Company’s place, as the Company’s designee; provided that, no such action will relieve the Company of any obligation or liability arising under this Agreement, including this Section 7.2(d).

(e) Optional Right to Repurchase after Lock-Up Period. At any time, and from time to time, after the expiration of the Lock-Up Period, the Company may elect to give notice (the “Repurchase Notice”) to each Person that holds Series B Units that the Company will acquire all, or any portion, of such Person’s Series B Units in exchange for payment of an amount in cash per Series B Unit equal to the Liquidation Preference of such Series B Units as of the date that such repurchase is consummated; provided that, if more than one Person holds Series B Units, then the Company will be required to acquire the same proportionate share of each such holder’s Series B Units (rounded to the nearest whole Series B Unit), unless the Company and any such holder of Series B Units agree that the Company will acquire fewer Series B Units from such holder. Once timely delivered to the applicable holder of Series B Units, each Repurchase Notice will be irrevocable without the consent of the applicable holder of Series B Units. The Repurchase Notice will set forth the number of Series B Units to be acquired by the Company and the aggregate purchase price to be paid to the applicable seller for such Series B Units. The purchase of such Units will be effected in accordance with Section 7.2(g). The Company will be entitled to permit any other Person, including Rice and its Affiliates, to exercise the Company’s option to acquire Series B Units in accordance with this Section 7.2(e) either concurrently with the Company or in the Company’s place, as the Company’s designee; provided that, no such action will relieve the Company of any obligation or liability arising under this Agreement, including this Section 7.2(e).

(f) None of the Company’s rights or obligations under Sections 7.2(a), 7.2(b), 7.2(c), or 7.2(d) shall in any way limit the Company’s rights under Section 7.2(e). Without limiting the foregoing, if the Company is obligated to acquire Series B Units after the expiration of the Lock-Up Period in accordance with any provision of this Section 7.2, then the Company will have the option to give notice to the applicable holder(s) of Series B Units to elect to effect such sale at the price and in accordance with the other terms and conditions set forth in Section 7.2(e).

(g) The closing of (i) the transactions contemplated by Section 7.2(a) will take place on February 22, 2026 (or if such date is not a Business Day, the first Business Day following such date), (ii) the transactions contemplated by Sections 7.2(b) and 7.2(c) will take place on the date on which the Change in Control is consummated, (iii) the transactions contemplated by Section 7.2(d) will take place on the date of the closing of the Qualified Public Offering or the GP Holdings Public Offering, as applicable, and (iv) the transactions contemplated by Section 7.2(e) will take place on the date selected by the Company which shall be no more than twenty (20) Business Days and no less than five (5) Business Days after the date on which the Repurchase Notice is delivered, or in each case on such other date that the Company and the applicable seller mutually agree and subject to extension to the extent necessary to pursue any required regulatory or equity holder approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act, if applicable. The parties to each transaction contemplated by Sections 7.2(a) through 7.2(e) will reasonably cooperate with one another to consummate the transactions on the applicable closing date, including at the other party’s request, executing and delivering customary agreements and related documents to effect the acquisition of the Series B Units by the Company. The Company will bear all of the documented, reasonable, out-of-pocket third party expenses of the Members incurred in connection with any such transaction, except as expressly provided in this Section 7.2. In each case, at the closing of each such transaction the holder of Series B Units will be deemed to represent and warrant to the applicable acquirer that: (A) such holder has full right, title and interest in and to the applicable Series B Units; (B) such holder has all necessary power and authority and has taken all necessary action to sell the applicable Series B Units as contemplated by this Section 7.2; (C) the documents to be entered into by such holder have been duly executed by such holder and delivered to the acquiror and are enforceable against such holder in accordance with their respective terms, (D) the applicable Series B Units will be Transferred free and clear of any and all Liens other than restrictions on transfer arising under state or federal securities laws or under this Agreement, and (E) neither the execution and delivery of documents to be entered into in connection with such transaction, nor the performance of such holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, Law or judgment, order or decree of any court or governmental agency. No holder of Series B Units shall be required to make any representations or warranties with respect to the Series B Units other than as expressly set forth in this Section 7.2(g). At the closing of each such transaction, the applicable acquirer will wire in immediately available funds to an account designated by the seller cash in an amount equal to the applicable purchase price for such Series B Units, subject to any adjustments set forth in this Section 7.2, and transfer, or caused to be transferred, any common Equity Interests in the IPO Issuer or the GP IPO Issuer, as applicable, to such seller in accordance with Section 7.2(d), if applicable. No Transfer of the Series B Units shall occur (and distributions shall continue to accrue on such Units) until the applicable holder of the Series B Units has received in full the applicable purchase price for such Series B Units, unless the failure of any such Transfer to occur is due to the breach of this Agreement by such holder of Series B Units, in which case distributions shall cease to accrue on such Units beginning on the date of such breach.

(h) Registration Rights. In connection with any proposed Qualified Public Offering or GP Holdings Public Offering in which the holders of the Series B Units will receive Equity Securities pursuant to Section 7.2(d), the Series B Members will enter into customary lock-ups and shall be granted customary registration rights set forth on Exhibit D.

(i) On or prior to a GP Holdings Public Offering (other than a Simplification Transaction), the Company shall contribute or cause one of its Subsidiaries to contribute all of the outstanding Equity Interests in the MLP General Partner to GP Holdings in accordance with Section 7.8(h) of the Partnership Agreement.

Section 7.3 Recognition of Transfer by Company or Other Members. No Transfer of an Interest, or any portion thereof, that is in violation of this Article 7 will be valid or effective, and the Company will not recognize or be bound by any such purported Transfer and will not effect any such purported Transfer on the transfer books of the Company or Capital Accounts of the Members, and none of the Company, the Board or any Member will recognize the same for any purpose of this Agreement, except as provided in Section 7.6. The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.

Section 7.4 Effective Date of Transfer. Any valid Transfer of a Member’s Interest, or part thereof, pursuant to the provisions of this Article 7 will be effective as of the later of (a) the date of Transfer set forth on the written instrument of Transfer, (b) the date on which the Company has received the written instrument of Transfer, and (c) the date on which the requirements of this Article 7 have been satisfied (including the delivery of the transferees executed signature page in accordance with Section 7.5). The Company will, from the effective date of such Transfer, thereafter reflect such Transfer in the books of the Company and pay all further distributions on account of the Interest so Transferred to the transferee of such Interest. As between any Member and its transferee, Profits and Losses for the Fiscal Year of the Company in which such Transfer occurs will be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code and selected by the Board.

Section 7.5 Conditions to Transfer. Notwithstanding any other provision of this Agreement, no Transfer of a Unit may be effected by any holder of Units unless: (i) such Transfer is in compliance with or exempt from the Securities Act and all applicable state securities laws; (ii) such Transfer would not cause the Company to be treated as an association or “publicly traded partnership” taxable as a corporation and would not make the Company ineligible for “safe harbor” treatment under Code Section 7704 and the Treasury Regulations promulgated thereunder; and (iii) such Transfer would not cause the Company or any Member to become subject to regulation under either the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. Any transferee of Units shall become a Member upon the effectiveness of a duly made Transfer that is permitted hereby and made in accordance with Section 7.4. Any Person admitted as a Member of the Company pursuant to a Transfer made in accordance with the terms set forth above must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement. It is the intent of the Members that the provisions set forth in this Article 7 will also apply with respect to the portion of any Interest that would be indirectly Transferred as a result of a Transfer (other than a Permitted Transfer) of Equity Interests in any entity that, directly or indirectly, owns any Interest.

Section 7.6 Transferee Not a Member. In the event that a transferee is not designated, or does not become, a Member pursuant to this Article 7, then the Transferring Member shall remain liable for any breach of this Agreement by such transferee (or any subsequent transferee to whom such Units are Transferred), such transferee will not be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled; provided that such transferee will be subject to the obligations under this Agreement to which the Member Transferring such Units would be obligated had such units not been assigned, including those set forth in Section 7.2. For the avoidance of doubt, nothing in this Section 7.6 will (a) relieve the transferee or the Transferring Member from any liabilities associated with the breach of this Agreement, (b) prevent the Company from specifically enforcing the restrictions on Transfer set forth herein, including by causing any such Transfer to be deemed invalid or otherwise rescinded, or (c) require the Company or any of the Members to recognize any such Transfer as valid or binding on the Company or any Member.

Section 7.7 Bankruptcy-Related Protections.

(a) Upon the Company’s determination to solicit any proposal from any Person to provide debtor-in-possession financing to the Company or any of Subsidiaries (other than the MLP and its Subsidiaries) the Company shall first notify the Investors of such proposal, including the expected material terms, and the Investors shall have five (5) Business Days after receipt of such notice to make an offer of debtor-in-possession financing to the Company or its Subsidiaries (a “DIP Proposal”), during which time, the Company shall not solicit any alternative proposals, unless the Investors have notified the Company that they do not intend to submit a DIP Proposal, which notice will be irrevocable by the Investors once given. The Company and its Subsidiaries may solicit debtor-in-possession financing at any time and from any Person after the earlier of (i) the expiration of such five (5) Business Day period and (ii) the Company’s receipt of notice that the Investors do not intend to make a DIP Proposal. If the Investors submit a DIP Proposal to the Company, then the Board may elect to accept or decline such DIP Proposal in its sole discretion or to delay consideration of a Dip Proposal for any period of time. Subject to any applicable confidentiality agreements or other limitations imposed by any bankruptcy court or applicable law, the Company will use commercially reasonable efforts to promptly notify the Investors of any third party proposals regarding debtor-in-possession financing that the Company is contemplating accepting, including a copy of any bid submission for any such third party and reasonable detail concerning the other material terms thereof.

(b) In the event of any contemplated insolvency proceeding (including a chapter 11 proceeding) of the Company or any of its Subsidiaries (other than the MLP or its Subsidiaries) or an out-of-court restructuring of the Company’s outstanding indebtedness or Equity Interests in anticipation of a potential proceeding, the Company shall grant to the Investors the right to (i) consult and discuss with the Company, its creditors and their respective Representative regarding such proceeding or out-of-court restructuring, and the Company shall use its commercially reasonable efforts to include the Investors and their Representatives in any material discussions, conferences or negotiations regarding such matters and (ii) review and comment on any restructuring support agreement, plan support agreement, and/or plan of reorganization and amendments thereof.

(c) Without Requisite Member Approval, the Company shall not terminate its exclusive period to file a chapter 11 plan and solicit acceptances thereof.

ARTICLE 8

DISTRIBUTIONS TO MEMBERS

Section 8.1 Distributions in Respect of Series A Units. Subject to applicable law, Sections 6.11 and 6.12, the remaining provisions of this Article 8 and any preferential or disproportionate distributions to the extent expressly provided for in this Agreement, including Section 8.2, and other than upon a liquidation of the Company pursuant to Section 13.4, the Board may cause the Company to distribute cash or assets (subject to Section 6.11 and Section 6.12) of the Company at any time, and from time to time, to the Members of record that hold Series A Units as of the time of such distribution in accordance with the Members’ respective Series A Percentage Interests. The Company may not make any such distribution pursuant to this Section 8.1 if at the time of such distribution any amounts are then due and payable under Section 8.2(a) and have not been fully paid by the Company with respect to the Series B Units or such distribution is otherwise prohibited under Section 6.12(b)(i).

Section 8.2 Preferential Distributions in Respect of the Series B Units.

(a) The holders of each outstanding Series B Unit will be entitled to receive distributions from the Company equal to the product of the Designated Rate (or the Default Rate, if applicable under Section 6.12(b)(iii)) multiplied by the Liquidation Preference of such Series B Unit at the applicable time (such distributions, the “Series B Unit Distributions”) as hereinafter provided:

(i) Distributions on the Series B Units will be prior and in preference to any declaration or payment of any distributions on any other Interests including the Series A Units and any other Series of Units created after the date hereof. Distributions on the Series B Units will be cumulative and will accrue at the Designated Rate (or the Default Rate, if applicable under Section 6.12(b)(iii)), from the date of issuance of such Units, whether or not declared and whether or not there will be funds legally available for the payment thereof. Except as provided in Section 8.2(a)(iii), all distributions payable on the Series B Units will be payable in cash. All Series B Unit Distributions payable by the Company pursuant to this Section 8.2(a) shall be payable without regard to income of the Company and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(ii) The distributions to the holders of the Series B Units will be payable quarterly on each of January 1, April 1, July 1, and October 1 of each year commencing on April 1, 2016 (each such date, the “Distribution Date”), except that if any such date is not a Business Day and the applicable distribution is payable in cash, then such distribution will be payable on the first Business Day immediately thereafter. Distributions payable on the Series B Units will accrue quarterly on each Distribution Date.

(iii) The Company may elect to pay any distribution payable prior to February 22, 2018 (the “PIK Period”) to the holders of the Series B Units in additional Series B Units at a per-Series B Unit issue price equal to the Stated Value (a “Payment in Kind”). If such an election is made, the Company will notify the holders of Series B Units of such election within the thirty (30) day period preceding the applicable Distribution Date. Any such election will only apply to the designated Distribution Date and not any subsequent Distribution Date, unless expressly stated in such notice. Each Payment in Kind will be payable to the holders of the Series B Units as of the Distribution Date for which the election to make such Payment in Kind was made. The Series B Units issuable as Payment in Kind to a holder of Series B Units will be equal to that number (rounded to the second decimal point; provided that the Company may elect not to issue any fractional Series B Units, and to pay each applicable holder of Series B Units an amount of cash equal to the proportional amount of the Stated Value of such fractional Series B Unit that would otherwise be issued to such holder) of Series B Units derived by dividing (A) the aggregate cash distribution otherwise payable to such holder on the subject Distribution Date (using the Designated Rate) in respect of all such holder’s Series B Units by (B) the aggregated Liquidation Preference of all such holder’s Series B Units at the applicable time. All Series B Units issued as Payment in Kind shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Series B Units in the Company, and shall be free from any Lien (including any preemptive rights, claims or encumbrances) other than those arising under the Act, this Agreement or other restrictions on transfer arising under state or federal securities laws. The Company will immediately reflect on its books and records the issuance of such additional Series B Units and will provide to the Members a schedule that sets forth, in detail reasonably satisfactory to the holders of Series B Units, the calculation of the number of additional Series B Units so issued and the total number of Series B Units owned by the holders of Series B Units after giving effect to such issuance.

(b) For purposes of maintaining Capital Accounts, if the Company issues one or more Payment in Kind with respect to a Series B Unit, (i) the Company shall be treated as distributing cash with respect to such Series B Unit in an amount equal to the Stated Value of the Series B Unit issued as Payment in Kind, which deemed payment shall be treated for federal income tax purposes as a guaranteed payment for the use of capital under Section 707(c) of the Code and (ii) the holder of such Series B Unit shall be treated as having contributed to the Company in exchange for such newly issued Payment in Kind Series B Unit an amount of cash equal to the Stated Value of the Series B Unit issued as Payment in Kind.

Section 8.3 Withholding. All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company or the Members will be treated as amounts distributed to the Members pursuant to this Article 8 for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local law or treaty or any tax liability imposed under the Bipartisan Budget Act of 2015, and will allocate such amounts to those Members with respect to which such amounts were withheld or are attributable.

Section 8.4 Limitations on Distribution. Except as provided in this Agreement, no Member will be entitled to any distribution of cash or other property from the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a distribution to any Member on account of its Interest in the Company if such distribution would violate the Act or other applicable law.

Section 8.5 Tax Distributions.

(a) Each Member will be entitled to receive, on the date that is five (5) Business Days prior to each date on which estimated income tax payments are required to be made by an individual calendar year taxpayer and each due date for the income tax return of an individual calendar year taxpayer (each a “Tax Distribution Date”), cumulative cash distributions in an amount equal to such Member’s Assumed Tax Liability, if any. The “Assumed Tax Liability” of each Member means an amount equal to (i) the cumulative amount of federal income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated (or, in the case of the Series B Units held by such Member, paid) to such Member as it affects the applicable tax rate, that the Board estimates would be due from such Member as of such Tax Distribution Date, assuming such Member were an individual that earned solely the items of income, gain, deduction, loss and/or credit allocated to such Member pursuant to Section 9.4 (after reflecting any adjustments thereto by reason of Code Sections 732(d), 734, or 743), reduced by (ii) all previous distributions made to such Member pursuant to this Article 8; provided that, with respect to the Series B Units held by a Member, (x) the amount computed in clause (i) shall be determined by (1) including income or gain allocated pursuant to Section 9.2(g) with respect to each such Series B Unit only to the extent the amount of such allocated income or gain exceeds an amount equal to the excess of the Stated Value over the Series B Purchase Price and (2) treating Series B Unit Distributions made to such Member as guaranteed payments for the use of capital pursuant to Section 707 of the Code and as the receipt of ordinary income by such Member and (y) for purposes of clause (ii), the previous distributions made to such Member shall not include any Series B Unit Payment in Kind distributions that, pursuant to Section 8.2(b), are treated as the deemed distribution of cash to such Member.

(b) Distributions under this Section will be treated as an advance distribution under Section 8.1 or Section 8.2, as applicable, and will offset future distributions that such Member would otherwise be entitled to receive pursuant to Section 8.1 or Section 8.2, as applicable, or, if not previously offset, Section 13.4.

(c) If, on a Tax Distribution Date, there are not sufficient funds on hand to distribute to each Member the full amount of such Member’s Assumed Tax Liability, distributions pursuant to this Section 8.5 will be made first, to the holders of each outstanding Series B Unit to the extent of the available funds up to the full amount of such holders’ Assumed Tax Liability with respect to Series B Units (pro rata with respect to the number of Series B Units held by each such holder), and second, to the Members (other than with respect to each outstanding Series B Unit) to the extent of the remaining available funds in proportion to each such Member’s Assumed Tax Liability with respect to Units other than Series B Units.

Section 8.6 Credit Facility Limitations on Distributions. Notwithstanding any provision to the contrary in this Article 8, the Company shall not be required to make any distribution to any Member, if such distribution is not permitted under the terms of any Credit Facility or Replacement Credit Facility, as applicable, and the Company’s failure to make any such distribution shall not cause a breach or default under this Agreement; provided that, notwithstanding the foregoing, the failure to timely distribute any amounts (subject to any applicable cure periods) to the holders of the Series B Units in accordance with Section 8.2 will nonetheless constitute a Triggering Event under Section 6.12(a) and shall trigger the applicable consequences set forth in Section 6.12(b).

ARTICLE 9

ALLOCATIONS

Section 9.1 Profits and Losses. After giving effect to the special allocations set forth in Section 9.2 and Section 9.3, and except as provided in Section 13.4(b), all Profits and Losses for each Allocation Period will be allocated to the Members.

(a) Profits. Profits shall be allocated to the Members with respect to their Series A Units in accordance with their Series A Percentage Interests.

(b) Losses. Losses shall be allocated as follows:

(i) First, to the Members with respect to their Series A Units in accordance with their Series A Percentage Interests until the Adjusted Capital Account of each such Member with respect to its Series A Units has been reduced to zero; and

(ii) Second, to the Members with respect to their Series B Units in accordance with their Series B Percentage Interests until the Adjusted Capital Account of each such Member with respect to its Series B Units has been reduced to zero.

Section 9.2 Special Allocations. Notwithstanding anything in this Agreement to the contrary, the following special allocations will be made:

(a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any Allocation Period, each Member will be allocated items of Company income and gain for such year (and, if necessary, subsequent Allocation Periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 9.2, each Member’s Capital Account will be determined, and the allocation of income or gain required hereunder will be effected, prior to the application of any other allocations pursuant to this Article 9 with respect to such Allocation Period. This Section 9.2(a) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding the other provisions of this Agreement (other than Section 9.2(a) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Period will be allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 9.2, each Member’s Adjusted Capital Account balance will be determined, and the allocation of income and gain required hereunder will be effected, prior to the application of any other allocations pursuant to this Article 9, other than Section 9.2(a) above, with respect to such Allocation Period. This Section 9.2(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(c) Qualified Income Offset. Except as provided in Section 9.2(a) and Section 9.2(b) above, in the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain will be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the Adjusted Capital Account Deficit, if any, created by such adjustment, allocation or distribution as quickly as possible unless such Adjusted Capital Account Deficit is otherwise eliminated pursuant to Section 9.2(a) or Section 9.2(b). This Section 9.2(c) is intended to constitute a qualified income offset described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Period, such Member will be allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 9.2(d) will be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 9 have been tentatively made as if Section 9.2(c) and this Section 9.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Period will be allocated to the Members in accordance with their Series A Percentage Interest.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Allocation Period will be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704 2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto will be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 9.2(f) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and will be interpreted consistently therewith.

(g) Series B Unit Allocations. Items of Company income or gain for the Allocation Period, if any, shall be allocated to the holders of Series B Units, in accordance with the excess of their Liquidation Preference over their respective existing Capital Accounts with respect to their Series B Units, until the Capital Account in respect of each Series B Unit is equal to the Liquidation Preference.

Section 9.3 Curative Allocations. The allocations set forth in Section 9.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 9.3. Therefore, notwithstanding any other provision of this Article 9 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board will make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 9.3, the Board will take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 9.4 Income Tax Allocations.

(a) Except as provided in this Section 9.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes will be allocated among the Members in the same manner as such items are allocated for book purposes under Section 9.1, Section 9.2 and Section 9.3.

(b) In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value at the time of its contribution to the Company. If the Gross Asset Value of any Company property is adjusted in accordance with clause (b) or (d) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction will take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Treasury Regulations. For purposes of such allocations, the Company will elect the remedial allocation method described in Treasury Regulations Section 1.704-3(d).

(c) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes will be determined without regard to any election under Section 754 of the Code which may be made by the Company.

(d) If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the transfer of Company properties, the ordinary income character of the gain from such transfer will be allocated among the Members in the same ratio as the deductions giving rise to such ordinary character were allocated.

Section 9.5 Allocation and Other Rules.

(a) Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Article 9 as of the last day of each Fiscal Year; provided that Profits, Losses, and the other items will also be allocated at any time the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value” in Section 1.1.

(b) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Allocation Period during which Members are so admitted will be allocated among the Members in proportion to their Series A Percentage Interest or Series B Percentage Interest, as applicable, during such Allocation Period in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board that takes into account the varying interests of the Members during such Allocation Period.

(c) The Members are aware of the income tax consequences of the allocations made by this Article 9 and hereby agree to be bound by the provisions of this Article 9 in reporting their shares of Company income and loss for income tax purposes.

(d) The Company and its Managers will be fully protected in relying upon allocations under Section 9.2 made in good faith reliance upon the advice of the Company’s accountants.

(e) If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent federal income tax law, then any item of income or expense attributable to any such imputed interest will be allocated solely to the Member who made or received the loan and will be credited or charged to its Capital Account, as appropriate.

ARTICLE 10

BOOKS AND RECORDS

Section 10.1 Inspection Rights Pursuant to Law. The Company will have obligations to the Members as set forth in this Article 10 respecting books, records and financial statements of the Company.

Section 10.2 Books and Records. Each Member and its authorized representatives will have reasonable access to the books and records of the Company and its Subsidiaries relating to the status of the Company’s and its Subsidiaries’ business and financial condition of the Company and its Subsidiaries upon reasonable notice and at any reasonable time during business hours, at such Member’s expense; provided, however, that to the extent that such books and records include information relating to (a) one or more Affiliates of Rice (other than the Company and its Subsidiaries) or any projects or agreements engaged in by any such Affiliates that do not involve the Company and its Subsidiaries or the Company’s and its Subsidiaries’ assets or to which the Company or one of its Subsidiaries is not a party, (b) any information that upon the advice of the Company’s counsel, such access could reasonably be expected to result in the loss of attorney-client privilege if disclosed, (c) a matter relating to (i) a dispute (or potential dispute) between or litigation (or potential litigation) involving both the Company, Rice or any of their respective Affiliates, on one hand, and the Series B Members any of their Affiliates or any business or investment in which any of them participate in the governance by designating a member or observer to the board of directors or similar governing body of such business or otherwise Controlling such business, on the other hand, including, without limitation, any such actual or potential dispute or litigation among such Persons regarding this Agreement, the Purchase Agreement or the Partnership Agreement, (ii) a potential acquisition or expansion opportunity that Rice or any of its Affiliates has determined to pursue or could reasonably be expected to pursue through the Company or any of its Affiliates and the Series B Members or any of their Affiliates have determined to pursue independently of the Company (or are considering pursuing independently of the Company even if the Company were to pursue such acquisition or opportunity), (iii) any transaction or potential transaction involving both the Company, Rice or any of their respective Affiliates, on one hand, and the Series B Members or any business or investment in which any of them participate in the governance by designating a member or observer to the board of directors or similar governing body of such business or otherwise Controlling such business, on the other hand, or (iii) a matter that, in the advice of the Company’s counsel, could reasonably be expected to result in the loss of attorney-client privilege, or (d) the Board or any officer of the Company determines in good faith is a trade secret (the “Reserved Information”), then the Company and Rice will be entitled either to redact, or limit access to, the books and records such that the Members will not have access to Reserved Information or to require such Member to designate an Independent Third Party auditor to conduct such review, which auditor will be required to execute a customary confidentiality agreement with the Company under which such auditor may examine the Reserved Information but may not disclose the Reserved Information to such Member.

Section 10.3 Financial Statements and Reports. The Company will prepare and submit to the Members the following statements, reports and notices:

(a) Unaudited annual financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet and consolidated statement of income, as of the end of and for the prior Fiscal Year, which will be prepared in accordance with GAAP (subject to the absence of footnotes) (the “Annual Financial Statements”). The Annual Financial Statements will be delivered to each Member within 110 days after the end of the applicable Fiscal Year;

(b) Unaudited quarterly financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet and consolidated statement of income, as of the end of and for the three months then ended, which will be prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) (the “Quarterly Financial Statements”). The Quarterly Financial Statements will be delivered to each Member within sixty (60) days after the end of the applicable calendar quarter;

(c) An Annual Budget for each Fiscal Year, which will remain subject to amendment and supplement by the Board after the date of delivery, and board materials delivered each quarter comparing the Company’s actual performance to the Annual Budget. The Annual Budget will be delivered to each Member within 125 days after the beginning of the applicable Fiscal Year;

(d) Reserve Reports (as defined in the REI Credit Facility as in effect on the date hereof) on the dates set forth, and prepared in the manner prescribed under Section 8.12 of the REI Credit Facility as in effect on the date hereof;

(e) A report detailing regulatory compliance and any environmental, health, safety and permitting violations, including but not limited to financial penalties and associated remedies, for the Company and its Subsidiaries. Such report will be delivered quarterly and included in the board materials provided to the Board Observer. The Company will also provide the environmental compliance consulting assessment and summary implementation plan as contemplated by Section 6.3 of the Purchase Agreement.

(f) A report detailing all new connections and interconnections into the gathering infrastructure owned by the Company and its Subsidiaries. Such report will be delivered quarterly and included in the board materials provided to the Board Observer;

(g) an updated five (5) year financial forecast for each of REI, the Company and the MLP. Such forecast will be delivered quarterly, in both print and electronic model formats, and included in the board materials provided to the Board Observer;

(h) all reports and written information provided to the lenders under the Credit Facility or any Replacement Credit Facility;

(i) Promptly after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, prospects, financial condition or capitalization in each case of the Company and its Subsidiaries, collectively, or REI, notice of such event together with a summary describing the nature of the event and its impact on the Company and its Subsidiaries or REI; provided that the Members shall be deemed to have received notice of any information set forth in any public filing made pursuant to the Exchange Act;

(j) Promptly after any officer of the Company obtains actual knowledge that the Company has breached any of the terms or conditions of this Agreement in any material respect, written notice of such breach; and

(k) Such other information as a Member may reasonably request; provided that the disclosure of any such information will be subject to the provisions of Section 5.4.

Any information or document that is required to be delivered to a Member under this Section 10.3, will be deemed to have been so delivered if such information is provided to any of the Board Observer, the Series B Manager (if any), or any Affiliate of such Member.

Section 10.4 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company will be kept on such method of accounting as determined by the Board and will reflect all Company transactions and be appropriate and adequate for the Company’s business.

Section 10.5 Bank Accounts; Investments. The Board will establish one or more bank accounts in the name of the Company into which all Company funds will be deposited. No other funds will be deposited into these accounts.

Section 10.6 Audits. A representative of the holders of the Series B Units, appointed by Requisite Member Approval, shall have the right to conduct, or cause to be conducted, reasonable audits of the books and records of the Company and to consult with and advise management of the Company, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company in each case subject to Section 5.4, and the entry into a customary confidentiality agreement with the Company by any such representative. The costs and expenses of any such audit shall be borne entirely by the Series B Members, and the Series B Members will promptly reimburse the Company and its Affiliates for any reasonable out-of-pocket costs and expenses incurred by the Company or any of its Affiliates that are payable to an Independent Third Party in connection with any such audit or consultation, upon the written request therefor and the provision to the Series B Members of any documentation supporting such costs and expenses that is reasonably requested by the Series B Members; provided that the Series B Members will not be responsible for reimbursing the Company or any of its Affiliates for such costs and expenses if (a) a Triggering Event has occurred and is ongoing or (ii) if such audit or consultation results in the identification of a Triggering Event.

ARTICLE 11

TAX MATTERS

Section 11.1 Taxation of Company. It is the intent of the Members that the Company will be treated as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member will make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 11.2 Tax Returns. The Company will prepare, at the expense of the Company, for each Fiscal Year (or part thereof), federal tax returns in compliance with the provisions of the Code and any required state and local tax returns. Each Member will furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. Not less than 60 days prior to the due date (as extended) of the Company’s federal income tax return or any state income tax return, the return proposed by the Board to be filed by the Company will be furnished to the Members for review, and the Board shall reasonably consider in good faith any comments proposed by the Members in a timely manner. In addition, not more than 10 days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed will be furnished to the Members.

Section 11.3 Member Tax Return Information. The Company, at its expense, will cause to be delivered to each Member within 60 calendar days after the end of the Company’s taxable year an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for such Member and such other information as will be necessary (including a statement for that year of each Member’s share of net income, net losses and other items allocated to such Member) for the preparation and timely filing by the Members of their federal, state and local income and other tax returns.

Section 11.4 Tax Matters Representative.

(a) To the extent relevant for U.S. federal or state income tax purposes, the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code will be Rice, so long as Rice or one of its Affiliates that is a wholly owned entity and disregarded for U.S. federal income tax purposes is a Member, and will have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. Any Member who is designated as the tax matters partner will be referred to herein as the “Tax Matters Member.”

(b) To the extent relevant for U.S. federal or state income tax purposes, the Tax Matters Member will keep the Members informed as to the status of any audit of the Company’s tax affairs, and will take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. Without first obtaining Board approval, the Tax Matters Member will not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the period of limitations for making assessments on behalf of Members, or (iv) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns will occur, the Tax Matters Member will not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.

(c) To the extent relevant for U.S. federal or state income tax purposes, no Member will file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code sections with respect to any item involving the Company, without first notifying other Members.

To the extent relevant for U.S. federal or state income tax purposes, Rice or an eligible Person appointed by Rice shall be the Partnership Representative for U.S. federal income tax purposes and shall act in a similar manner with respect to all U.S. state, local, and non-U.S. tax matters affecting the Company. The “Partnership Representative” shall mean a Person (i) that has been designated as the “partnership representative” under Section 6223(a) of the Code and (ii) whose responsibilities as Partnership Representative include, where appropriate, (A) commencing on behalf of the Company certain judicial proceedings regarding Company income tax items (with any appropriate taxing authority), (B) making any elections on behalf of the Company under Sections 6221 through 6226 of the Code, any Treasury Regulations promulgated thereunder and any similar state or local income tax rules, and (C) carrying out any other actions necessary for the Company to comply with the Bipartisan Budget Act of 2015. In exercising its responsibilities as Partnership Representative, the Person designated as the Partnership Representative shall have final decision making authority with respect to all U.S. federal, state, local and non-U.S. tax matters involving the Company. Notwithstanding anything to the contrary in this Section 11.4, (1) the Partnership Representative shall not bind any Member to a settlement agreement, or bind the Company to the extent affecting any Member, without the written consent of such Member or enter into any extension of the period of limitations for making assessments with respect to the Company or any Member without the prior consent of the Members that would be bound by such extension, and (2) the Partnership Representative shall keep each Member fully informed with respect to any Tax matters including promptly notifying the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any governmental entity, promptly furnishing to the Members all notices concerning administrative or judicial actions relating to Tax matters, and furnishing to the Members periodic reports, not less often than monthly, concerning the status of any such action. The Members agree to take all actions requested by the Company or the Partnership Representative to comply with the Bipartisan Budget Act of 2015, including, where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Partnership Representative. For purposes of this Section 11.4(d), all references to Sections of the Code are to such Sections as amended by the Bipartisan Budget Act of 2015.

Section 11.5 Right to Make Section 754 Election. The Board, in its sole discretion, may make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of Interests within the meaning of Section 743 of the Code.

Section 11.6 Tax Elections. The Company will have the right to make any U.S. federal income tax elections it deems appropriate and in the best interests of the Members.

Section 11.7 Tax Reimbursement. If Texas law requires the Company and any Member both to participate in the filing of a Texas margin tax combined group report, and if such Member pays the margin tax liability due in connection with such combined report, the parties hereto agree that the Company will promptly reimburse such Member for the margin tax paid on behalf of the Company as a combined group member. The margin tax paid on behalf of the Company will be equal to the margin tax that the Company would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group; provided, however, that if the margin tax due in connection with such combined report is less than the separate margin tax that would have been due had each combined group member been required or permitted to file separately, such reduction shall be allocated to the Company in a reasonable manner for purposes of this Section 11.7. In such event, the parties hereto agree that such Member will be considered as paying such amount on behalf of the Company, and the Company will deduct for federal income tax purposes 100% of the Texas margin tax attributable to the Company; provided that in the event that such deduction may not be properly taken by the Company, the Company will reimburse such Member for the after-tax cost of such payment of Texas margin tax paid on the Company’s behalf.

ARTICLE 12

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 12.1 Liability.

(a) Except as otherwise provided by the Act and by Section 8.3, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Covered Person will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is liable for any debt, obligation or liability of the Company, the Members will bear such liability in proportion to their then existing pro rata Interests in the Company based on the amount of proceeds such Members would receive upon liquidation of the Company in accordance with Section 13.4.

(b) Except as otherwise expressly required by law, a Member, in its capacity as a Member, will have no liability in excess of (i) the amount of its Capital Contributions; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments expressly provided for in this Agreement and the Purchase Agreement; and (iv) the amount of any distributions wrongfully distributed to it.

(c) Except as otherwise provided in this Agreement, no Member will be liable to any other Member or to the Company by reason of such Member’s actions in connection with the Company, except in the event of a violation of any provision of this Agreement, such Member’s fraud, willful misconduct, or bad faith.

Section 12.2 Exculpation.

(a) No Covered Person will be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person may be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, bad faith, or willful misconduct as established by a non-appealable court order, judgment, decree or decision. This Section 12.2 does not create any duty or liability of a Covered Person that does not otherwise exist under Section 5.1(c) and the limitations on the liability of any Covered Person set forth in this Section 12.2 are in addition to any other limitations on liability set forth in this Agreement, including Section 6.5 or any other Transaction Agreement.

(b) A Covered Person will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or cash available for distribution or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 12.3 Indemnification. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless each Covered Person from and against all Claims arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person will be entitled to be indemnified by the Company in respect of any Claim by reason of such Covered Person’s fraud, bad faith, or willful misconduct as established by a non-appealable court order, judgment, decree or decision. Any indemnity under this Section 12.3 will be provided out of and to the extent of Company assets only (including the proceeds of any insurance policy obtained pursuant to Section 12.5), and no Covered Person will have any personal liability on account thereof. The rights granted pursuant to this Section 12.3 shall be deemed contract rights, and any amendment, modification or repeal of this Section 12.3 or any provision in this Section 12.3 will be prospective only and will not in any way affect, limit or deny the rights of any Covered Person under this Section 12.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

Section 12.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees, court costs and other costs of suit) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written affirmation by such Covered Person of his, her or its good faith belief that such Person has met the requirements necessary for indemnification under Section 12.3 and of a written undertaking by or on behalf of the Covered Person to repay all such amounts if it will be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.3. Notwithstanding any other provision of this Article 12, the Company shall pay or reimburse expenses incurred by any Covered Person entitled to be indemnified pursuant to Section 12.3 in connection with such Person’s appearance as a witness or other participation in a proceeding at a time when he, she or it is not a named defendant or respondent in the proceeding.

Section 12.5 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board will, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board will determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Board and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board will determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.4 and containing such other procedures regarding indemnification as are appropriate.

Section 12.6 Acts Performed Outside the Scope of the Company. Each Member (each Member in such capacity, an “Indemnitor”) will indemnify, defend, save and hold harmless each other Member (an “Indemnitee”) from any and all Claims that will or may arise by virtue of any act or thing done or omitted to be done by the Indemnitor (directly or through agents or employees) outside the scope of, or in breach of, the terms of this Agreement; provided, however, that the Indemnitor will be properly notified of the existence of the Claim, and will be given reasonable opportunity to cure any act or omission causing liability, and participate in the defense thereof. The Indemnitee’s failure to give such notice will not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice arising therefrom.

Section 12.7 Attorneys’ Fees. All of the indemnities provided in this Agreement will include reasonable attorneys’ fees, including appellate attorneys’ fees and court costs.

Section 12.8 Subordination of Other Rights to Indemnity. The interests of the Members in any proceeds of the Company by way of repayment of loans, return of any Capital Contributions, or any distributions from the Company, will be subordinated to the right of Members to the indemnities provided by this Article 12.

Section 12.9 Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement will survive a Member’s ceasing to be a Member hereunder.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 No Dissolution. The Company will not be dissolved by the admission of Additional Members in accordance with the terms of this Agreement, or the withdrawal of a Member.

Section 13.2 Events Causing Dissolution. The Company will be dissolved and its affairs will be wound up upon the occurrence of any of the following events:

(a) subject to Section 6.11, the receipt of Board approval;

(b) at such time as there are no Members;

(c) the entry of a decree of judicial dissolution under the Act; or

(d) the sale, exchange or disposition of all, or substantially all, of the Company’s assets in one transaction or a series of related transactions.

Section 13.3 Notice of Dissolution. Upon the dissolution of the Company, the Board will promptly notify the Members of such dissolution.

Section 13.4 Liquidation.

(a) Upon dissolution of the Company, the Board (in such capacity, the “Liquidating Trustee”) will carry out the winding up of the Company and will immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time will be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation will be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Board reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company; provided that the unpaid principal of and interest on any loans made to the Company by Members (and their Affiliates) will be distributed pro rata to the Members (and their Affiliates) who made such loans, in proportion to the total amount of principal and interest payable on such loans, such distributions being treated first as a payment of accrued interest on such loans and next as in payment of principal on such loans. Any remaining proceeds will be distributed (i) first, to the holders of the Series B Units in an aggregate amount equal to the Liquidation Preference of all issued and outstanding Series B Units and (ii) second, to the other Members holding all other Units other than Series B Units, in accordance with their positive Capital Account balances after giving effect to all contributions, distributions and allocations for all periods, including allocations made pursuant to Section 13.4(b).

(b) In the event of any liquidation and winding up of the Company under this Section 13.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Company, either voluntary or involuntary, Profits and Losses and each item of gross income, gain, loss and deduction for the Allocation Period during which such event occurs will be allocated to the Members holding Series B Units so that, to the maximum extent possible, the Members’ Capital Account balances with respect to their Series B Units will be equal to the aggregate Liquidation Preference with respect to such Series B Units, and no other allocation of Profit or Loss pursuant to this Agreement will reverse the effect of such allocation. If the Members’ Capital Accounts with respect to their Series B Units are not equal to the aggregate Liquidation Preference with respect to such Series B Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Company will be reallocated among the Members until the Members’ Capital Accounts with respect to their Series B Units are equal to the aggregate Liquidation Preference with respect to such Series B Units, and no other allocation of Profit or Loss pursuant to this Agreement will reverse the effect of such allocation. In the event the allocations provided for in this Section 13.4(b) do not result in the Members’ Capital Accounts with respect to their Series B Units being equal to the aggregate Liquidation Preference with respect to such Series B Units, the Company shall, prior to making the liquidating distributions pursuant to the last sentence of Section 13.4(a), pay each such holder of Series B Units an amount equal to the excess of (i) the aggregate Liquidation Preference with respect to such Series B Units over (ii) the amount to be distributed to such Member with respect to its Series B Units pursuant to the last sentence of Section 13.4(a) and such payment shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. Notwithstanding any provision to the contrary in this Section 13.4(b), in no event shall the allocation provided for in this Section 13.4(b) entitle a Member to receive an amount pursuant to Section 13.4(a) that, pursuant to Section 8.5(b), would be offset against previous tax distributions made to such Member pursuant to Section 8.5(a) that were treated as advance distributions and not offset against subsequent distributions.

Section 13.5 Termination. The Company will terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, will have been distributed to the Members in the manner provided for in this Article 13 and the Certificate will have been canceled, or such other documents required under the Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Act.

Section 13.6 Claims of the Members or Third Parties. The Members and former Members will look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members will have no recourse against the Company or any other Member; provided, however, that nothing contained in this Agreement will be deemed to limit the rights of a Member under applicable law. In the event any Member has a deficit balance in its Capital Account at the time of the Company’s dissolution, it will not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other third parties in respect of such deficiency.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES OF MEMBERS

Section 14.1 Representations, Warranties and Covenants. Each Member hereby represents and warrants to the Company and each other Member as of the date hereof and as of each date after the date hereof that such Member makes an additional Capital Contribution (including by acquiring additional Series B Units pursuant to the Purchase Agreement) or acquires additional Series B Units pursuant to Section 6.12(b)(viii) or Section 6.12(b)(ix)) that:

(a) such Member has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) such Member is an Accredited Investor or a “qualified purchaser” under the Investment Company Act of 1940, as amended;

(c) such Member is acquiring its Interest solely for its own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Interest in violation of applicable securities laws;

(d) such Member is aware that such Member must bear the economic risk of its investment in the Company for an indefinite period of time because the Units have not been registered under the Securities Act, or under the securities laws of any State of the United States, and therefore cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available and, further, that only the Company can take action to register the Units, and the Company is under no obligation and does not propose to attempt to do so;

(e) such Member recognizes that no U.S. federal or State agency has passed upon the Units to date or made any finding or determination as to the fairness of an investment in the Units;

(f) such Member is able to bear the economic risks of an investment in the Interests;

(g) such Member is able to hold its Interest for an indefinite period of time and has a sufficient net worth to sustain a loss of all or a portion of its investment in the Company in the event such loss should occur;

(h) such Member has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of an investment in the Company;

(i) such Member has had access to all of the information with respect to its Interest that such Member deems necessary to make a complete evaluation thereof;

(j) such Member’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Member; and

(k) such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Interests, and such Member will not seek to effect any Transfer other than in accordance with such restrictions.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Notices. All notices provided for in this Agreement will be in writing, duly signed by the party giving such notice, and will be delivered, telecopied, mailed by registered or certified mail, sent by recognized overnight delivery or courier service (e.g., Federal Express) or, to the extent permitted by this Agreement, sent via electronic mail to at least two email accounts designated by the receiving party, and will be deemed to have been given upon delivery, if delivered personally or by facsimile, three days after mailing, if mailed, one Business Day after delivery to the courier, if delivered by overnight courier service, or upon transmission, if delivered via electronic mail, as follows:

(a) if given to the Company, in care of the Board at the principal place of business of the Company set forth in Section 2.5 or at such other address as the Company may hereafter designate by 10 days’ written notice to the Members.

(b) if given to any Member, at such address designated on Exhibit A or at such other address as such Member may hereafter designate by 10 days’ written notice to the Company.

Section 15.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement will not prevent such party from seeking such redress at a later time or a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 15.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of all of the parties hereto and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 15.4 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Paragraph, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Paragraphs, subsections and other subdivisions of this Agreement, unless expressly provided otherwise; (e) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder”, “hereof”, “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) references to “days” are to calendar days, unless the term “Business Days” is used; (j) all references to money refer to the lawful currency of the United States; and (l) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder. The parties acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto.

Section 15.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions of this Agreement, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 15.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and will constitute one instrument.

Section 15.7 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto.

Section 15.8 Amendment or Restatement. This Agreement (including any Exhibit or Schedule to this Agreement) may be amended, modified or supplemented, and any provisions of this Agreement may be waived, only with Board approval and a written instrument adopted, executed and agreed to by Members holding a majority of the issued and outstanding Series A Units; provided, however, that (i) an amendment or modification which materially and adversely affects the Series B Members (it being agreed that any amendment or modification that derogates from the economic rights or the governance rights of the Series B Members shall be deemed material and adverse for the purposes hereof) shall also require Requisite Member Approval; (ii) in no event shall any of the following provisions to this Agreement be amended or modified without Requisite Member Approval: Section 3.1 (Purpose), Section 3.3 (Business Opportunities), Section 5.4 (Confidentiality Obligations of Members), Section 6.2 (Number, Tenure and Qualifications), Section 6.5 (Liability for Certain Acts), Section 6.11 (Requisite Member Approval), Section 6.12 (Remedies), Section 6.13 (Reliance by Third Parties), Section 8.2 (Preferential Distributions in Respect of the Series B Units), Article 7 (Transferability of Interests), Article 12 (Liability, Exculpation and Indemnification), Article 13 (Dissolution, Liquidation and Termination), Section 15.8 (Amendment or Restatement), Section 15.14 (Specific Performance; Availability of Remedies), or Section 15.15 (No Recourse), (iii) an amendment or modification redeeming or cancelling a Member’s Units or reducing a Member’s interest in distributions (other than as a result of the issuance of additional Units pursuant to this Agreement) in a manner that is disproportionately adverse in any material respect to such Member relative to the rights of other Members in respect of Units of the same class or type shall also require such Member’s consent and (iv) an amendment or modification increasing any other obligation of a Member to the Company shall, in each case, be effective only with that Member’s consent. Notwithstanding the immediately preceding sentence, this Agreement may be amended from time to time by the Board without further consent of any party hereto, subject to Section 6.11(b), in connection with the creation, authorization, issuance or Transfer of Units (or any additional Classes or Series thereof) made in compliance with this Agreement. Except as required by applicable law, no amendment, modification, supplement, discharge or waiver of or under this Agreement will require the consent of any Person not a party to this Agreement. No course of dealing between the parties hereto will be construed to alter the terms of this Agreement.

Section 15.9 Governing Law; Waiver of Jury Trial. This Agreement and the rights of the parties hereto under this Agreement will be interpreted in accordance with the laws of the State of Delaware and all rights and remedies will be governed by such laws without regard to principles of conflict of laws. The parties hereto further agree that, subject to the right of the parties hereto to seek specific performance of Section 5.4 in any other appropriate jurisdiction, any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought only in a federal or state court of competent jurisdiction in Houston, Texas. Each party hereto hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.10 Partition of the Property. Each Member agrees that it will have no right to partition the Property, or any portion thereof, and each Member agrees that it will not make application to any court or authority having jurisdiction in the matter to commence or prosecute any action or proceeding for partition of the Property, or any portion thereof. Upon the breach of this Section by any Member, the other Members, in addition to all other rights and remedies in law and equity, will be entitled to a decree or order dismissing application, action or proceeding.

Section 15.11 Third Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement is intended or will be construed, to confer upon or give any Person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement.

Section 15.12 Waivers and Consents. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligation of such Person under this Agreement. Failure of a Person to assert the default or breach of any other Person under this Agreement will not constitute a waiver thereof until the applicable statute of limitations period has run.

Section 15.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties hereto as expressed herein.

Section 15.14 Specific Performance; Availability of Remedies. Subject to Section 15.7, each Member and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law. Any Person having any rights under any provision of this Agreement shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 15.15 No Recourse. Notwithstanding anything to the contrary in this Agreement, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that except as expressly set forth herein no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation in each case except in connection with the fraud, bad faith, willful misconduct by any such Person.

Section 15.16 Special Purpose Entity Covenants, Representation and Warranties. Notwithstanding anything in this Agreement to the contrary, for so long as any Series B Units remain outstanding, the Company will not:

(a) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Act;

(b) commingle its funds or assets with the funds or assets of any other Person (other than its Subsidiaries); provided, however, that distributions made by the Company not in violation of this Agreement shall not be considered assets of the Company for purposes of this subsection (b);

(c) fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates);

(d) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(e) hold itself out to be responsible for the Debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person; provided that the Company may guarantee or otherwise support the obligations of its Subsidiaries;

(f) fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity (provided, the Company may authorize agents, in their own name as agents for the Company, to perform management services on behalf of the Company);

(g) fail to pay its own liabilities from its own funds; or

(h) identify its members or other Affiliates, as applicable, as a division or part of it.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RICE:

RICE ENERGY APPALACHIA LLC

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

SIGNATURE PAGE TO RICE MIDSTREAM HOLDINGS LLC

AMENDED AND RESTATED LLC AGREEMENT

INVESTORS:

EIG ENERGY FUND XVI, L.P.
By: EIG Management Company, LLC, its manager

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Managing Director

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Vice President

EIG ENERGY FUND XVI-E, L.P.
By: EIG Management Company, LLC, its manager

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Managing Director

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Vice President

EIG HOLDINGS (RICE) PARTNERS, LP
By: EIG Management Company, LLC, its manager

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Managing Director

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Vice President

SIGNATURE PAGE TO RICE MIDSTREAM HOLDINGS LLC

AMENDED AND RESTATED LLC AGREEMENT

EXHIBIT A

MEMBERS AND UNITS

Member Name and Address	Series A Units	Series B Units
EIG Energy Fund XVI, L.P. Three Allen Center 333 Clay Street, Suite 3500 Houston, Texas 77002 Attention: Matthew Hartman and Amy Springs Email: matthew.hartman@eigpartners.com; amy.springs@eigpartners.com with a copy (which will not constitute notice) to: Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Attention: Matthew Pacey and John D. Pitts Email: matthew.pacey@kirkland.com; john.pitts@kirkland.com	0	215,200.83
EIG Energy Fund XVI-E, L.P. Three Allen Center 333 Clay Street, Suite 3500 Houston, Texas 77002 Attention: Matthew Hartman and Amy Springs Email: matthew.hartman@eigpartners.com; amy.springs@eigpartners.com with a copy (which will not constitute notice) to: Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Attention: Matthew Pacey and John D. Pitts Email: matthew.pacey@kirkland.com; john.pitts@kirkland.com	0	3,460.95

EXHIBIT A-1

Member Name and Address	Series A Units	Series B Units
EIG Holdings (RICE) Partners, LP Three Allen Center 333 Clay Street, Suite 3500 Houston, Texas 77002 Attention: Matthew Hartman and Amy Springs Email: matthew.hartman@eigpartners.com; amy.springs@eigpartners.com with a copy (which will not constitute notice) to: Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Attention: Matthew Pacey and John D. Pitts Email: matthew.pacey@kirkland.com; john.pitts@kirkland.com	0	156,338.22
Rice Energy Appalachia LLC Three Allen Center 333 Clay Street Suite 4150 Houston, TX 77002 Attention: Grayson T. Lisenby and William E. Jordan Email: gray.lisenby@riceenergy.com; will.jordan@riceenergy.com with a copy (which will not constitute notice) to: Vinson & Elkins LLP 1001 Fannin Street Suite 2500 Attention: Douglas E. McWilliams and Alan D. Beck Email: dmcwilliams@velaw.com; abeck@velaw.com	1,000	0

EXHIBIT A-2

EXHIBIT B

FORM OF BOARD OBSERVER CONFIDENTIALITY AGREEMENT

[See attached.]

EXHIBIT B-1

Exhibit B

[Form of Board Observer Confidentiality Agreement]

            , 20

Rice Midstream Holdings LLC

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

Dear Ladies and Gentlemen:

Pursuant to Section 6.2(b) of that certain Amended and Restated Limited Liability Company Agreement of Rice Midstream Holdings LLC (the “Midstream Holdings LLCA”), dated as of February [•], 2016, by and among Rice Energy Appalachia, LLC, a Delaware limited liability company (“Rice”) and EIG Energy Fund XVI, L.P., a Delaware limited partnership, EIG Energy Fund XVI-E, L.P., a Delaware limited partnership, and EIG Holdings (RICE) Partners, LP, a Delaware limited partnership (the “Investors”), the Investors have exercised their right to appoint the undersigned as an observer (the “Board Observer”) to the board of directors (the “Holdings Board”) of Rice Midstream Holdings LLC (“Midstream Holdings”) and the board of directors (the “GP Board” and each of the Holdings Board and the GP Board is referred to herein as the “Board”) of Rice Midstream GP Management LLC (the “General Partner”), although the individual serving as the Board Observer may be changed from time to pursuant to the terms of the Midstream Holdings LLCA, and upon such other individual signing a confidentiality agreement in substantially the form hereof. The Board Observer acknowledges that at the meetings of the Board and at other times the Board Observer may be provided with and otherwise have access to non-public information concerning Midstream Holdings, the General Partner and their respective Affiliates, including Rice Energy Inc., a Delaware corporation, and Rice Midstream Partners LP, a Delaware limited partnership (collectively, the “Rice Entities”) including information regarding their respective customers, service providers and other counterparties. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Midstream Holdings LLCA. Notwithstanding anything to the contrary herein, if a different person is appointed as the Board Observer to the Holdings Board and the GP Board, then such person will only serve as the Board Observer with respect to the applicable Board and this Agreement will only apply to such person in such capacity. In consideration for and as a condition to the Rice Entities furnishing access to such information, the Board Observer hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):

1. As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means (i) any and all non-public financial or other non-public information concerning the Rice Entities and their Affiliates, including information regarding their respective customers, service providers and other counterparties, that may hereafter be disclosed to the Board Observer by the Rice Entities, their Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) (such Persons with respect to any other Person, the “Representatives”) of the Rice Entities, including all notices, minutes, consents, or other information, materials, and ideas provided to the Board and (ii) all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by the Board Observer or the Permitted Recipients (as defined below) which contain, reflect or are based upon, in whole or in part, such information furnished to the Board Observer pursuant hereto.

EXHIBIT B-1

2. Except to the extent permitted by this Paragraph 2 or by Paragraph 3 or 4, during the term of this Agreement, the Board Observer shall keep such Confidential Information strictly confidential; provided, that the Board Observer may, upon request from an Investor or such Investor’s affiliates or their respective Representatives, share Confidential Information with such Investor or such Investor’s Affiliates or their respective Representatives, if, and only if, each such recipient either agrees to enter into, comply with, and be bound by, in all respects, the terms of this Agreement or is otherwise bound by an obligation to keep such Confidential Information confidential that is equally or more restrictive that the terms of this Agreement. For the avoidance of doubt, the recipient of such Confidential Information from the Board Observer may further provide such Confidential Information to any other Investor or Investor Affiliate (all recipients of Confidential Information pursuant to this paragraph, the “Permitted Recipients”). The Board Observer may not record the proceedings of any meeting of the Board by means of an electronic recording device.

3. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Board Observer or Permitted Recipients in violation of this Agreement, (ii) was or becomes available to the Board Observer or Permitted Recipients on a non-confidential basis from a source not known (or that should be known after reasonable inquiry) to the Board Observer or Permitted Recipients, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Rice Entities with respect to such information, (iii) has been or is subsequently independently conceived or developed by the Board Observer or Permitted Recipients, without use of or reference to the Confidential Information, or (iv) information relating to the tax structure or tax treatment of transactions contemplated by the Midstream Holdings LLCA.

4. In the event that the Board Observer or any Permitted Recipients are requested or required (by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, deposition, interrogatories, civil investigative demand, requests for information or documents in a legal or administrative proceedings, court order, demand or other similar process) to disclose any of the Confidential Information, such persons shall provide the Rice Entities with prompt written notice to the extent not legally prohibited of any such request or requirement so that the Rice Entities may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or order to quash or the receipt of a waiver by the Rice Entities, such Board Observer or Permitted Recipients are nonetheless, upon advice of their counsel, legally required to disclose Confidential Information, then such persons may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises such persons is legally required to be disclosed, provided that such persons exercise commercially reasonable efforts to cooperate with the Rice Entities to obtain an appropriate protective order or other reasonable assurance (at the Rice Entities’ sole expense) that confidential treatment will be accorded the Confidential Information so required to be disclosed.

EXHIBIT B-2

5. All Confidential Information disclosed by the Rice Entities or their Representatives to the Board Observer or the Permitted Recipients is and will remain the property of the Rice Entities. Upon the reasonable request of the Rice Entities, the Board Observer and the Permitted Recipients will promptly destroy all Confidential Information (and all copies thereof) furnished to the Board Observer or the Permitted Recipients by or on behalf of the Rice Entities pursuant hereto, including any materials prepared by the Board Observer or the Permitted Recipients containing, based upon or reflecting Confidential Information, and the Board Observer shall acknowledge in writing that such destruction has occurred; provided that the Board Observer and the Permitted Recipients may retain Confidential Information for their files as required by their respective record retention policies to comply with legal and/or regulatory requirements or that is automatically saved to automatic electronic backup systems. Notwithstanding the destruction or retention of the Confidential Information, the Board Observer and the Permitted Recipients will continue to be bound by their obligations of confidentiality and other obligations hereunder.

6. It is understood and acknowledged that neither the Rice Entities nor any Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information or any component thereof. It is agreed that neither the Rice Entities nor any of their Representatives shall have any liability to the Board Observer or to the Permitted Recipients relating to or resulting from the use of the Confidential Information.

7. It is understood that nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Rice Entities, except for a limited right of use as specifically set forth herein. All right, title and interest in the Confidential Information shall remain with the Rice Entities.

8. It is understood and agreed that any breach of this Agreement by the Board Observer may result in irreparable harm to the Rice Entities, that money damages may not be a sufficient remedy for any such breach of this Agreement and that the Rice Entities shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach and that neither the Board Observer nor any Permitted Recipients shall oppose the granting of such relief. The Board Observer further agrees to waive, and to use his or her best efforts to cause the Permitted Recipients to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Board Observer of this Agreement but shall be in addition to all other remedies available at law or equity to the Rice Entities. In the event of a breach of any obligations under this Agreement by the Board Observer or the Permitted Recipients, the Board Observer shall, immediately following the discovery of such breach, give notice to the Rice Entities of the nature of such breach and, upon consultation with the Rice Entities, take all necessary steps to limit the extent of such breach. Notwithstanding the aforementioned, no party to this Agreement shall be liable for any punitive, indirect, special, or exemplary damages for any claim or controversy arising from or related to this Agreement. The parties hereto agree that the non-prevailing party in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom) following a final, non-appealable order from a court of competent jurisdiction finding the non-prevailing party to be in breach of this Agreement.

EXHIBIT B-3

9. This Agreement is personal to the Board Observer, in not assignable by the Board Observer and may be modified or waived only in writing. This Agreement is binding upon the parties hereto and their respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.

10. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, supersedes all negotiations and agreements, oral or written, made prior to the execution hereof, and may not be amended or terminated except pursuant to a written agreement and duly executed by the parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing and any such waiver shall affect only the matter specifically identified therein and shall not extend to any other matter. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11. This Agreement and the rights of the parties hereto under this Agreement will be interpreted in accordance with the laws of the State of Delaware and all rights and remedies will be governed by such laws without regard to principles of conflict of laws. The parties hereto further agree that any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought only in a federal or state court of competent jurisdiction in Houston, Texas. Each party hereto hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. The Board Observer further agrees that service of any process, summons, notice or document by mail to his or her address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against him or her in any such court.

12. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

EXHIBIT B-4

13. This Agreement and the obligations and benefits contained herein will terminate on the one (1) year anniversary of the date upon which the undersigned is removed as a Board Observer by the Series B Members.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT B-5

Very truly yours,

Wallace Henderson

EXHIBIT B-6

Very truly yours,

Matthew Hartman

EXHIBIT B-7

Agreed to and Accepted, effective as of the
day of , 20 :

Rice Midstream Holdings LLC

Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

EXHIBIT B-8

EXHIBIT C

ASSET SALE PROVISIONS

Section 1.1 Company Managed Asset Sales. For a period of twelve (12) months (the “Company Sale Period”) beginning on the latest of (a) the date on which the procedures set forth in this Exhibit C take effect under Section 6.12(b)(vi), and (b) June 30, 2020, the Company shall use commercially reasonable efforts to sell assets selected by the Company to obtain sufficient cash proceeds to cure the applicable Triggering Event under Section 6.12(b)(vi); provided that, notwithstanding the foregoing, the Company Sale Period shall begin immediately on (and, for the avoidance of doubt shall continue for twelve (12) months from) the date on which the procedures set forth in this Exhibit C take effect under Section 6.12(b)(vi) and thereafter the Company will use commercially reasonable efforts to sell Equity Interests held by any Unrestricted Subsidiary (as defined in the Credit Agreement in effect as of the date hereof (including the MLP, but excluding each other MLP Entity)) and the assets of any such Unrestricted Subsidiary, and the Company shall cause all proceeds from such sales to be promptly distributed to the Company to cure the applicable Triggering Event under Section 6.12(b)(vi), in each case solely to the extent reasonably necessary to cure such Triggering Event. Notwithstanding the foregoing, (x) it shall be commercially reasonable for the Company to decline to make any payments to any other Person to obtain any consents to any asset sales and (y) it shall be commercially reasonable for the Company to prioritize the sale of Marketable Securities before selling other assets or Equity Interests.

Section 1.2 Series B Manager Managed Asset Sales. If the applicable Triggering Event under Section 6.12(b)(vi) continues unremedied throughout the Company Sale Period, then upon the expiration of the Company Sale Period, the Series B Manager shall have the exclusive right and power to cause the Company to sell assets (each asset that is sold pursuant to this Section 1.2 is referred to as a “Designated Asset”) pursuant to this Section 1.2 in order to cause the Company to obtain sufficient cash proceeds to cure the applicable Triggering Event under Section 6.12(b)(vi) and solely to the extent reasonably necessary to cure such Triggering Event, subject in each case to complying with each of the following conditions:

(a) Each Designated Asset will be selected by the Series B Manager only after the Series B Manager has consulted and discussed the advisability of selling such Designated Asset with the Board, including any other assets that the Company could sell as an alternative to selling a proposed asset. The Series B Manager will consider in good faith the other Managers’ views on the selection of each Designated Asset and reasonably cooperate to select the assets recommended by the Board as the Designated Assets in place of alternative assets if the applicable Triggering Event can reasonably be expected to be cured by the sale of the assets proposed by the Board;

(b) The Series B Manager shall use its commercially reasonable efforts to keep the Board informed regarding any material terms proposed in the sale of each Designated Asset, including providing the Board with a copy of each draft of the purchase agreement, or similar contracts, and a reasonable opportunity to consult and comment thereon;

EXHIBIT C-1

(c) At the Board’s request, the Series B Manager shall use commercially reasonable efforts to include any Representatives designated by the Board in any material discussions, conferences or negotiations regarding the sale of any Designated Asset, including receiving each draft of, and having reasonable opportunity to comment on, any purchase agreement or similar contract;

(d) Each Designated Asset must be sold to an Independent Third Party (both with respect to the Series B Manager and the Investor Partners);

(e) The sale of each Designated Asset must not result in, or be reasonably expected to result in, any material liabilities or obligations of the Company or its Subsidiaries other than customary obligations, including providing customary representations, warranties, indemnities, and escrow or holdback arrangements; and

(f) The Board and the Series B Manager will use commercially reasonable efforts to select Designated Assets the sale of which will minimize the amount of taxable gain allocable to the Members.

Section 1.3 Prohibition on Sales of RMP’s General Partner. Notwithstanding anything to the contrary set forth in this Exhibit C, the Company and its Affiliates shall not be required under any circumstance to sell, or permit the sale of, or to take any other action or fail to take any action, or to otherwise effect any transaction or permit any transaction to be effected (in each case however structured, including by merger, business combination, consolidation, asset sale, transfer, assignment, liquidation, sale of a parent entity, distribution or in any other manner whatsoever) that could, directly or indirectly, result in REI ceasing to Control the MLP or its general partner.

Section 1.4 Termination of Mandatory Asset Sales. Notwithstanding anything to the contrary set forth in this Exhibit C, the provisions set forth in this Exhibit C will immediately cease to apply from and after the time at which such Triggering Event ceases to exist.

EXHIBIT C-2

EXHIBIT D

REGISTRATION RIGHTS

[See attached.]

EXHIBIT D-1

FORM OF

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [•], 20[•], by and between [•], a [•] (the “Company”) and [•] and [•] (collectively, the “Purchasers”). The Company and the Purchasers are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, [•].

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the Parties hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” of any specified Person means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Blackout Period” has the meaning set forth in Section 3(n).

“Board” means the [board of directors of the General Partner].

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common [•]” means [•].

“Company” has the meaning set forth in the preamble.

“Company Securities” means any equity interest of any class or series in the Company.

“Demand Notice” has the meaning set forth in Section 2(a).

“Demand Registration” has the meaning set forth in Section 2(a).

EXHIBIT D-2

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” has the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

[”General Partner” means [•], a Delaware limited liability company.]

“Holder” means (i) the Purchasers unless and until the Purchasers cease to hold any Registrable Securities and (ii) any holder of Registrable Securities to whom registration rights conferred by this Agreement have been transferred in compliance with Section 7(e) hereof; provided that any Person referenced in clause (ii) shall be a Holder only if such Person agrees in writing to be bound by and subject to the terms set forth in this Agreement. For purposes of determining whether any threshold under this Agreement has been satisfied, the Purchasers shall be treated as a single Holder.

“Holder Indemnified Persons” has the meaning set forth in Section 5(a).

“Initial Public Offering” means any underwritten initial public offering by the Company of Common [•] pursuant to a Registration Statement pursuant to which such Common [•] are authorized and approved for listing on a national securities exchange.

“Initiating Holder” means the Holder delivering the Demand Notice or the Underwritten Offering Notice, as applicable.

“Lock-Up Period” means the period of time agreed to in connection with an Initial Public Offering, during which the Company agrees to not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of any Company Securities.

“Losses” has the meaning set forth in Section 5(a).

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a change in national or international financial, political or economic conditions; and (iv) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries taken as a whole.

“Minimum Amount” has the meaning set forth in Section 2(a).

“Parties” has the meaning set forth in the preamble.

EXHIBIT D-3

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, estate, trust, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Notice” has the meaning set forth in Section 2(b).

“Piggyback Registration” has the meaning set forth in Section 2(b).

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or, to the knowledge of the Company, to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchasers” has the meaning set forth in the recitals.

“Registrable Securities” means the Common [•] acquired by the Purchasers pursuant to the [•]; provided, however that any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; (c) when such Registrable Security is held by the Company or one of its subsidiaries or Affiliates; (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to this Agreement or (e) when such Registrable Security becomes eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act.

“Registration Expenses” has the meaning set forth in Section 4.

“Registration Statement” means a registration statement of the Company, in the form required to register the resale of the Registrable Securities under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

EXHIBIT D-4

“Requested Underwritten Offering” has the meaning set forth in Section 2(b).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

“Shelf Registration Statement” means a Registration Statement of the Company, filed with the Commission on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the Commission) covering the Registrable Securities, as applicable.

“Suspension Period” has the meaning set forth in Section 7(b).

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Underwritten Offering” means an underwritten offering of Common [•] for cash (whether a Requested Underwritten Offering or in connection with a public offering of Common [•] by the Company, a public offering of Common [•] by unitholders or both).

“Underwritten Offering Notice” has the meaning set forth in Section 2(b).

“VWAP” means, as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the Trading Market with respect to the Registrable Securities for the five (5) trading days immediately preceding, but excluding, such date.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections refer to Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.

EXHIBIT D-5

2. Registration.

(a) Demand Registration.

(i) Following the expiration of the Lock-Up Period, any Holder that holds any Registrable Securities shall have the option and right, exercisable by delivering a written notice to the Company (a “Demand Notice”), to require the Company to, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice, which may include sales on a delayed or continuous basis pursuant to Rule 415 pursuant to a Shelf Registration Statement (a “Demand Registration”). The Demand Notice must set forth the number of Registrable Securities that the Initiating Holder intends to include in such Demand Registration and the intended methods of disposition thereof. Notwithstanding anything to the contrary herein, in no event shall the Company be required to effectuate a Demand Registration for Registrable Securities having an aggregate value of less than $50 million based on the VWAP of such Registrable Securities as of the date of the Demand Notice (the “Minimum Amount”).

(ii) Within five Business Days of the receipt of the Demand Notice, the Company shall give written notice of such Demand Notice to all Holders and, within thirty days thereof (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case, within ninety days thereof), shall, subject to the limitations of this Section 2(a), file a Registration Statement in accordance with the terms and conditions of the Demand Notice, which Registration Statement shall cover all of the Registrable Securities that the Holders shall in writing request (such request to be given to the Company within ten days of receipt of notice of the Demand Notice given by the Company pursuant to this Section 2(a)(ii)) to be included in the Demand Registration. The Company shall use reasonable best efforts to cause such Registration Statement to become and remain effective under the Securities Act until the earlier of (A) 180 days (or two years if a Shelf Registration Statement is requested) after the Effective Date or (B) the date on which all Registrable Securities covered by such Registration Statement have been sold (the “Effectiveness Period”).

(iii) Subject to the other limitations contained in this Agreement, the Company is not obligated hereunder to effect (A) a Demand Registration within 90 days of the closing of any Underwritten Offering, (B) more than a total of three Demand Registrations pursuant to this Agreement, and (C) more than one Demand Registration for any Holder in any 365-day period. No Demand Registration shall be deemed to have occurred for purposes of this Section 2(a)(iii) if the Registration Statement relating thereto does not become effective or is not maintained effective for the period required pursuant to Section 2(a)(ii), in which case the Initiating Holder shall be entitled to an additional Demand Registration in lieu thereof.

EXHIBIT D-6

(iv) An Initiating Holder and any other Holder that has requested its Registrable Securities be included in a Demand Registration may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon delivery of a notice by the Initiating Holder to the effect that the Initiating Holder is withdrawing all or an amount such that the remaining amount is below the Minimum Amount of its Registrable Securities to be included in a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement. Such registration shall be deemed a Demand Registration unless (i) the Initiating Holder shall have paid or reimbursed the Company for its pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the withdrawn registration of such Registrable Securities (based on the number of securities the Initiating Holder sought to register, as compared to the total number of securities included in such Demand Registration) or (ii) the withdrawal is made (A) following the occurrence of a Material Adverse Change or (B) because the Registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.

(v) Subject to the limitations contained in this Agreement, the Company shall effect any Demand Registration on such appropriate registration form of the Commission (x) as shall be selected by the Company and (y) as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the applicable Holders’ requests for such registration. If at any time a Registration Statement on Form S-3 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

(vi) Without limiting Section 3, in connection with any Demand Registration pursuant to and in accordance with this Section 2(a), the Company shall (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Demand Registration, including under the securities laws of such states as the Holders shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Demand Registration on the Trading Market and (B) do any and all other acts and things that may be reasonably necessary or appropriate or reasonably requested by the Holders to enable the Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

EXHIBIT D-7

(ix) In the event a Holder transfers Registrable Securities included on a Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the request of such Holder, the Company shall amend or supplement such Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement; provided that in no event shall the Company be required to file a post-effective amendment to the Registration Statement unless (A) such Registration Statement includes only Registrable Securities held by the Holder, Affiliates of the Holder or transferees of the Holder or (B) the Company has received written consent therefor from whom Registrable Securities have been registered on (but not yet sold under) such Registration Statement, other than the Holder, Affiliates of the Holder or transferees of the Holder.

(b) Requested Underwritten Offering

(i) Any Holder then able to effectuate a Demand Registration pursuant to the terms of Section 2(a) shall have the option and right, exercisable by delivering written notice to the Company of its intention to distribute Registrable Securities by means of an Underwritten Offering (an “Underwritten Offering Notice”), to require the Company, pursuant to the terms of and subject to the limitations of this Agreement, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to an effective Registration Statement covering such Registrable Securities (a “Requested Underwritten Offering”); provided, that the Registrable Securities of such Initiating Holder requested to be included in such Requested Underwritten Offering have an aggregate value at least equal to the Minimum Amount. The managing underwriter or managing underwriters of a Requested Underwritten Offering shall be designated by the Initiating Holder (provided, however, that such designated managing underwriter or managing underwriters shall be reasonably acceptable to the Company). Notwithstanding the foregoing, the Company is not obligated to effect a Requested Underwritten Offering within 90 days of the closing of an Underwritten Offering. Any Requested Underwritten Offering shall constitute a Demand Registration of the Initiating Holder for purposes of Section 2(a)(iii), unless an Underwritten Offering Notice relating to a Demand Registration is delivered to the Company concurrent with a related Demand Notice.

EXHIBIT D-8

(ii) If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration (or, in the case of a Demand Registration not being underwritten, the Initiating Holder), advise the Company that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration shall be allocated, subject to any pre-existing registration rights, (A) first, to the Initiating Holder; (B) second, and only if all the securities referred to in clause (A) have been included in such registration, pro rata among the other Holders that have requested to participate in such Demand Registration based on the relative number of Registrable Securities then held by each such Holder; provided, that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner; (C) third, and only if all the securities referred to in clause (B) have been included in such registration, to the Company up to the number of securities that the Company proposes to include in such registration that, in the opinion of the managing underwriter or underwriters (or the Initiating Holder, as the case may be) can be sold without having such adverse effect and (D) fourth, and only if all of the securities referred to in clause (C) have been included in such registration, up to the number of securities that in the opinion of the managing underwriter or underwriters (or the Initiating Holder, as the case may be), can be sold without having such adverse effect.

(c) Piggyback Registration.

(i) If the Company shall at any time propose to conduct an underwritten offering of Common [•] for cash (whether a Requested Underwritten Offering or in connection with a public offering of Common [•] by the Company, a public offering of Common [•] by equityholders, or both, but excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales) (an “Underwritten Offering”), the Company shall promptly notify all Holders of such proposal reasonably in advance of (and in any event at least five Business Days before) the commencement of the offering, which notice will set forth the principal terms and conditions of the issuance, including the proposed offering price (or range of offering prices), the anticipated filing date of the Registration Statement and the number of shares of Common [•] that are proposed to be registered (the “Piggyback Notice”). The Piggyback Notice shall offer the Holders the opportunity to include for registration in such Underwritten Offering (and any related registration, if applicable) the number of Registrable Securities as they may request (a “Piggyback Registration”); provided, however, that in the event that the Company proposes to effectuate the subject Underwritten Offering pursuant to an effective Shelf Registration Statement of the Company, only Registrable Securities of Holders which are subject to an effective Shelf Registration Statement may be included in such Piggyback Registration. The Company shall use commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Company has received written requests for inclusion therein within three Business Days after sending the Piggyback Notice. If a Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of Common [•], all upon the terms and conditions set forth herein. Any Piggyback Notice provided shall be kept confidential by the Holder until (i) such proposed Underwritten Offering is publicly announced or (ii) such Holder receives notice that such proposed Underwritten Offering has been abandoned, which such notice shall be provided promptly by the Company to each Holder.

EXHIBIT D-9

(ii) If the managing underwriter or managing underwriters of an Underwritten Offering advise the Company and the Holders that in their reasonable opinion that the inclusion of all of the Holders’ Registrable Securities requested for inclusion in the subject Registration Statement (and any other Common [•] proposed to be included in such offering) would likely have an adverse effect in any material respect on the price, timing or distribution of Common [•] proposed to be included in such offering, the Company shall include in such Underwritten Offering only that number of shares of Common [•] proposed to be included in such Underwritten Offering that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have such effect, with such number to be allocated, subject to any pre-existing registration rights, as follows: (A) first, (1) in the case of a Requested Underwritten Offering, (i) to the Initiating Holder, (ii) if there remains availability for additional shares of Common [•] to be included in such registration, all other Holders desiring to register Registrable Securities based on the number of Registrable Securities such Holder is entitled to include in such registration, and, (iii) if there remains availability for additional shares of Common [•] to be included in such registration, to the Company and/or to the Holders requesting such Underwritten Offering, or (2) in the case of any other Underwritten Offerings, to the Company and (B) if there remains availability for additional shares of Common [•] to be included in such registration, second pro-rata among all other holders of Common [•] who may be seeking to register such Common [•] based on the number of Common [•] such holder is entitled to include in such registration. If any Holder disapproves of the terms of any such Underwritten Offering, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter(s) delivered on or prior to the time of the commencement of such offering. Any Registrable Securities withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(iii) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) at any time in its sole discretion whether or not any Holder has elected to include Registrable Securities in such Registration Statement. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4 hereof.

EXHIBIT D-10

(iv) Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw; provided, that (i) such request must be made in writing prior to the effectiveness of such Registration Statement and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the Piggyback Registration as to which such withdrawal was made.

(v) No registration of Registrable Securities effected pursuant to a request under this Section 2(c) be deemed to have been effected pursuant to Section 2(a) or shall relieve the Company of its obligations under Section 2(a).

3. Registration and Underwritten Offering Procedures.

The procedures to be followed by the Company and each Holder electing to sell Registrable Securities in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of the Company and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement and the effectuation of any Underwritten Offering, are as follows:

(a) in connection with a Demand Registration, the Company will, at least three Business Days prior to the anticipated filing of the Registration Statement and any related Prospectus or any amendment or supplement thereto (other than, after effectiveness of the Registration Statement, any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), (i) furnish to such Holders copies of all such documents prior to filing and (ii) use commercially reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof.

(b) in connection with a Piggyback Registration or a Requested Underwritten Offering, the Company will, at least three Business Days prior to the anticipated filing of any initial Registration Statement that identifies the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto), as applicable, (i) furnish to such Holders copies of any such Registration Statement or related Prospectus or amendment or supplement thereto that identify the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto) prior to filing and (ii) use commercially reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof.

(c) The Company will use commercially reasonable efforts to as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling unitholders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Company.

EXHIBIT D-11

(d) The Company will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

(e) The Company will notify such Holders who are included in a Registration Statement as promptly as reasonably practicable: (i)(A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which such Holder is included has been filed; and (B) with respect to each applicable Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that no notice by the Company shall be required pursuant to this clause (v) in the event that the Company either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading).

EXHIBIT D-12

(f) The Company will use commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period or Suspension Period, as promptly as reasonably practicable after such Blackout Period or Suspension Period is over.

(g) During the Effectiveness Period, the Company will furnish to each such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

(h) The Company will promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by the Company for use and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period. Subject to the terms of this Agreement, including Section 7(b), the Company consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(i) The Company will cooperate with such Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(j) Upon the occurrence of any event contemplated by Section 3(d)(v), as promptly as reasonably practicable, the Company will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

EXHIBIT D-13

(k) With respect to Underwritten Offerings, (i) the right of any Holder to include such Holder’s Registrable Securities in an Underwritten Offering shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, (ii) each Holder participating in such Underwritten Offering agrees to enter into an underwriting agreement in customary form and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the managing underwriter or managing underwriters hereunder and (iii) each Holder participating in such Underwritten Offering agrees to complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including, but not limited to, customary letter agreements providing that Holders may not effect public sales or distributions of Registrable Securities following the consummation of such Underwritten Offerings. The Company hereby agrees with each Holder that, in connection with any Underwritten Offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters. In the event such Holders seek to complete an Underwritten Offering, for a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, the Company will make available upon reasonable notice at the Company’s principal place of business or such other reasonable place for inspection during normal business hours by the managing underwriter or managing underwriters selected in accordance with this Section 3(k) such financial and other information and books and records of the Company, and cause the officers, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(l) In connection with any Requested Underwritten Offering, the Company will use commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(m) Each Holder agrees to furnish to the Company any other information regarding the Holder and the distribution of such securities as the Company reasonably determines is required to be included in any Registration Statement or any prospectus or prospectus supplement relating to an Underwritten Offering.

(n) Notwithstanding any other provision of this Agreement, the Company shall not be required to file a Registration Statement (or any amendment thereto) or effect a Requested Underwritten Offering (or, if the Company has filed a Shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days, if (A) the Board determines that a postponement is in the best interest of the Company and its unitholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company), (B) the Board determines such registration would render the Company unable to comply with applicable securities laws or (C) the Board determines such registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period together with any Suspension Period collectively exceed an aggregate of 120 days in any 12 month period.

EXHIBIT D-14

(o) Each Holder of Registrable Securities agrees, if requested by the underwriters of an Underwritten Offering, to enter into a customary letter agreement with such underwriters providing such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar day period (or 180 calendar day period in the case of an Initial Public Offering) beginning on the date of the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other Affiliate of the Company on whom a restriction is imposed and (ii) the restrictions set forth in this Section 3(o) shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder. This Section 3(o) shall not apply to any Holder that holds less than $10 million of the then-outstanding Registrable Securities.

4. Registration Expenses. All Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Demand Registration, Requested Underwritten Offering or Piggyback Registration (in each case, excluding any Selling Expenses) shall be borne by the Company, whether or not any Registrable Securities are sold pursuant to a Registration Statement. “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for Company Securities and of printing Prospectuses if the printing of Prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement and (vii) all expenses relating to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show.” In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

EXHIBIT D-15

5. Indemnification.

(a) The Company shall indemnify and hold harmless each Holder, its Affiliates and each of their respective officers and directors and any agent thereof (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, in any preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading; provided, however, that the Company shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Person or any underwriter specifically for use in the preparation thereof. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination or expiration of this Agreement indefinitely.

(b) In connection with any Registration Statement in which a Holder participates, such Holder shall, severally and not jointly, indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors and any agent thereof to the fullest extent permitted by applicable law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to the Holder furnished in writing to the Company by such Holder for use therein. This indemnity shall be in addition to any liability such Holder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such Holder under the sale of the Registrable Securities giving rise to such indemnification obligation.

EXHIBIT D-16

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the untrue or alleged untrue statement of a material fact or the omission to state a material fact that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

6. Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

EXHIBIT D-17

7. Miscellaneous.

(a) Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Discontinued Disposition. Each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in clauses (ii) through (v) of Section 3(e), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement as contemplated by Section 3(i) or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”). The Company may provide appropriate stop orders to enforce the provisions of this Section 7(b).

(c) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Holders. The Company shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 7(d) prior to 5:00 p.m. Central Time on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. Central Time on any date and earlier than 11:59 p.m. Central Time on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

EXHIBIT D-18

If to the Company:	Rice Midstream GP Holdings LLC

Three Allen Center

333 Clay Street, Suite 4150

Houston, Texas 77002

Attention: Will Jordan, General Counsel

Email: Will.Jordan@RiceEnergy.com

With copy to:

Vinson & Elkins L.L.P.

Attention: Douglas E. McWilliams

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Fax: (713) 615-5725

If to any Person who is then the registered Holder:	To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 7(e), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of the Company and the Holders. Notwithstanding anything in the foregoing to the contrary, the registration rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement. The Company may not assign its rights or obligations hereunder without the prior written consent of the Holders.

(f) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the parties hereto or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

(g) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

EXHIBIT D-19

(h) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(i) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.

[THIS SPACE LEFT BLANK INTENTIONALLY]

EXHIBIT D-20

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

[•]

By:
Name:
Title:

HOLDERS:

[•]

By:
Name:
Title:

Address for notice:

EXHIBIT D-21

SCHEDULE 6.11(A)(I)

EXISTING AFFILIATE CONTRACTS

1.	Credit Agreement, dated as of December 22, 2014 and as heretofore amended, among Rice Midstream Holdings LLC, as Borrower, Wells Fargo Bank, National Association, as administrative agent, certain lenders party thereto and the other parties thereto.

2.	Amended and Restated Limited Liability Company Agreement of Strike Force Midstream LLC, dated as of February 1, 2016.

3.	Omnibus Agreement, dated as of December 22, 2014, by and between Rice Midstream Partners LP, Rice Midstream Management LLC, Rice Poseidon Midstream LLC, Rice Midstream Holdings LLC and Rice Energy Inc.

4.	Gas Gathering and Compression Agreement, dated as of December 22, 2014, by and between Rice Drilling D LLC and Rice Olympus Midstream LLC.

5.	Services Agreement, dated as of February 1, 2016, by and between Strike Force Midstream Holdings LLC and Strike Force Midstream LLC.

SCHEDULE 6.11(A)(I)